                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /        Preliminary Proxy Statement
/ /        Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/X/        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Rule 14a-12

                 HEXCEL CORPORATION
-----------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
           schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

[LOGO]

                               HEXCEL CORPORATION
                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901-3238
                                 --------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 10, 2001
                                 --------------

To the Stockholders of Hexcel Corporation:

    NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (the "Annual Meeting") of Hexcel Corporation, a Delaware corporation ("Hexcel"), will be held at the Marriott Hotel, Two Stamford Forum, Stamford, Connecticut, on May 10, 2001 at 10:30 a.m., local time, for the following purposes:

        1. To elect ten individuals (H. Arthur Bellows, Jr., Robert S. Evans, James J. Gaffney, Marshall S. Geller, Harold E. Kinne, John J. Lee, Sanjeev
    K. Mehra, Lewis Rubin, Peter M. Sacerdote and Martin L. Solomon) to Hexcel's Board of Directors (the "Board of Directors") to serve as directors until the next annual meeting of stockholders and until their successors are duly elected and qualified; and

        2. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on March 19, 2001 as the record date (the "Record Date") for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Hexcel common stock at the close of business on the Record Date shall be entitled to vote at the Annual Meeting, either by proxy or in person. A list of such stockholders will be available for inspection at the offices of Hexcel at least 10 days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting. Each share of Hexcel common stock is entitled to one vote on each matter to be acted upon or which may properly come before the Annual Meeting.

    The enclosed proxy is solicited by the Board of Directors. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

    Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly using the enclosed pre-addressed, postage-paid, return envelope. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is appreciated.

                                          By order of the Board of Directors

                                          [LOGO]

                                          Ira J. Krakower

                                          Senior Vice President, General Counsel
                                          and Secretary

Dated: April 2, 2001

           YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED
                 PRE-ADDRESSED, POSTAGE-PAID, RETURN ENVELOPE.

[LOGO]

                               HEXCEL CORPORATION

                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901-3238

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 10, 2001

                            ------------------------

    This Proxy Statement is being furnished to the stockholders of Hexcel Corporation, a Delaware corporation ("Hexcel"), in connection with the solicitation of proxies by Hexcel's Board of Directors (the "Board of Directors") for use at the Annual Meeting of Stockholders of Hexcel to be held at the Marriott Hotel, Two Stamford Forum, Stamford, Connecticut, on May 10, 2001 at 10:30 a.m., local time, and at any adjournment or postponement thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to consider and vote on (i) the election of ten individuals (H. Arthur Bellows, Jr., Robert S. Evans, James J. Gaffney, Marshall S. Geller, Harold E. Kinne, John J. Lee, Sanjeev K. Mehra, Lewis Rubin, Peter M. Sacerdote and Martin L. Solomon) to the Board of Directors; and (ii) such other matters as may properly come before the Annual Meeting.

    The Board of Directors does not intend to bring any matter before the Annual Meeting except as specifically indicated in the attached notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Annual Meeting. The persons named on the enclosed proxy card, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon at their discretion and in accordance with their judgment on such matters.

    This Proxy Statement and the accompanying proxy card are first being mailed to stockholders of Hexcel on or about April 2, 2001. The date of this Proxy Statement is April 2, 2001.

    No person has been authorized to give any information or to make any representation other than those contained in this Proxy Statement in connection with the solicitation of proxies made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by Hexcel or any other person. The delivery of this Proxy Statement shall not under any circumstances create an implication that there has been no change in the affairs of Hexcel since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
THE MEETING.................................................      3
  General...................................................      3
  Matters to be Considered at the Meeting...................      3
  Record Date; Voting Rights................................      3
  Proxies...................................................      4
  Recommendations of the Board of Directors.................      4
ELECTION OF DIRECTORS.......................................      4
  Information Regarding the Directors.......................      6
  Meetings and Standing Committees of the Board of
  Directors.................................................      8
EXECUTIVE OFFICERS..........................................     10
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................     12
  Stock Beneficially Owned by Principal Stockholders........     12
  Stock Beneficially Owned by Directors and Officers........     13
EXECUTIVE COMPENSATION......................................     14
  Summary Compensation Table................................     14
  Stock Options.............................................     16
  Deferred Compensation.....................................     17
  Employment and Other Agreements...........................     18
  Compensation Committee Report on Executive Compensation...     23
  Compensation Committee Interlocks and Insider
  Participation.............................................     26
  Compensation of Directors.................................     26
PERFORMANCE GRAPH...........................................     27
AUDIT COMMITTEE REPORT......................................     28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............     29
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....     34
OTHER MATTERS...............................................     35
STOCKHOLDER PROPOSALS.......................................     35
INDEPENDENT AUDITORS........................................     35
ANNUAL REPORT...............................................     35

ANNEX A--CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF
  DIRECTORS OF HEXCEL CORPORATION...........................    A-1

                                  THE MEETING

GENERAL

    This Proxy Statement is being furnished to stockholders of Hexcel in connection with the solicitation of proxies by the Board of Directors of Hexcel for use at the Annual Meeting to be held at the Marriott Hotel, Two Stamford Forum, Stamford, Connecticut, on May 10, 2001 at 10:30 a.m., local time, and at any adjournment or postponement thereof. Each copy of this Proxy Statement is accompanied by a proxy card for use at the Annual Meeting.

MATTERS TO BE CONSIDERED AT THE MEETING

    At the Annual Meeting, holders of Hexcel's common stock, par value $0.01 per share ("Hexcel Common") will vote upon (i) the election of ten individuals to the Board of Directors; and (ii) such other matters as may properly be brought before the Annual Meeting and any adjournment or postponement thereof.

RECORD DATE; VOTING RIGHTS

    The Board of Directors of Hexcel has fixed the close of business on March 19, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). This Proxy Statement and the enclosed proxy card are being mailed on or about April 2, 2001 to holders of record of Hexcel Common on the Record Date. On the Record Date, there were 37,209,255 shares of Hexcel Common outstanding held by 1,567 stockholders of record.

    The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Hexcel Common entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. The election of directors requires a plurality of the votes cast in person or by proxy at the Annual Meeting.

    Under the rules of the New York Stock Exchange, brokers who hold shares in "street name" have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. Under applicable Delaware law, in determining whether the proposal to elect directors has received the requisite vote, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

    On December 19, 2000, pursuant to the terms of a Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of October 11, 2000 by and between LXH, L.L.C. ("LXH"), LXH II, L.L.C. ("LXH II" and, together with LXH, the "Purchasers"), and Ciba Specialty Chemicals Holding Inc. and certain of its affiliates (collectively, "Ciba"), LXH and LXH II acquired (the "Investors' Share Purchase") 14,525,000 shares of Hexcel Common from Ciba for an aggregate purchase price of $159,775,000, consisting of (i) $123,462,500 in cash, (ii) a $20,680,780 7.5% Recourse Secured Pay-In-Kind Promissory Note due 2004 issued by LXH to Ciba (the "LXH Promissory Note"), and (ii) a $15,631,720 7.5% Recourse Secured Pay-In-Kind Promissory Note due 2004 issued by LXH II to Ciba (together with the LXH Note, the "Investors' Promissory Notes"). Each Purchaser is a limited liability company controlled by subsidiaries of the Goldman Sachs
Group, Inc. ("GS Group"), and obtained the cash portion of the purchase price from capital contributions by its members. Under the terms of a Governance Agreement (the "Governance Agreement") dated as of December 19, 2000, among Hexcel, the Purchasers and the limited partnerships (each of which is an affiliate of the Purchasers) listed on the signature pages thereto (together with the Purchasers, the "Investors"), the Investors, which currently beneficially hold approximately 39.0% of the issued and outstanding Hexcel Common, are subject to certain voting restrictions with respect to the shares of Hexcel Common held by them. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." In accordance with the terms of the Governance Agreement, the Investors have indicated that they will vote their shares of Hexcel Common in favor of each of the nominees for election to the Board of Directors.

    Prior to the Investors' Share Purchase, Hexcel and Ciba were party to a governance agreement pursuant to which, among other things, Ciba had the right to designate four members to the Board of Directors. In connection with the Investors' Share Purchase, Hexcel and Ciba entered into a Consent and Termination Agreement pursuant to which, among other things, Ciba would cause its four existing board designees to resign from the Board of Directors and the governance agreement with Ciba would be terminated effective as of the closing of the Investors' Share Purchase. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, Consent and Termination Agreement with Ciba."

PROXIES

    All shares of Hexcel Common which are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at such Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR the election of each of the nominees to Hexcel's Board of Directors.

    If any other matters are properly presented for consideration at the Annual Meeting, the persons named on the enclosed proxy card and acting thereunder, or their duly constituted substitutes acting at the Annual Meeting, will have discretion to vote on such matters in accordance with their judgment.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Hexcel at or before the taking of the vote at the Annual Meeting a written notice of revocation bearing a later date than the proxy,
(ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Hexcel before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person. Notice of revocation or subsequent proxy should be sent so as to be delivered to Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238, Attention: Secretary, or hand delivered to the Secretary of Hexcel, at or before the taking of the vote at the Annual Meeting.

    The cost of solicitation of proxies will be paid by Hexcel. In addition to solicitation by use of the mail, proxies may be solicited by directors, officers and employees of Hexcel in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Hexcel will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

    The Board of Directors unanimously recommends a vote FOR the election of each of the nominees to the Board of Directors. See "ELECTION OF DIRECTORS".

                             ELECTION OF DIRECTORS

    On December 19, 2000, pursuant to the terms of the Stock Purchase Agreement, the Investors acquired from Ciba 14,525,000 shares of Hexcel Common (the "Initial Investors' Shares"), equal to approximately 39.3% of the issued and outstanding Hexcel Common, and the Board of Directors was reconstituted in accordance with the terms of the Governance Agreement. The Governance Agreement provides that the Board of Directors shall consist of ten directors, including three directors designated by the Investors (the "Investors' Directors") (currently Sanjeev K. Mehra, James J. Gaffney and Peter M.

Sacerdote), the Chairman of the Board of Hexcel (the "Chairman") (currently John
J. Lee), and six additional directors who are independent of the Investors (the "Independent Directors") (currently H. Arthur Bellows, Jr., Robert S. Evans, Marshall S. Geller, Harold E. Kinne, Lewis Rubin and Martin L. Solomon).

    Pursuant to the Governance Agreement, the composition of any slate of nominees to be presented to stockholders of Hexcel for election to the Board of Directors is generally determined as follows: (i) if the Investors beneficially own voting securities representing 20% or more of the total voting power of Hexcel, the slate of nominees will consist of three individuals designated by the Investors (the "Investors' Nominees"), the Chairman and six additional individuals, each of whom (x) is not an Investors' Director, (y) is not and has not been an officer, employee or director of any Investor or any affiliate or associate of any Investor and (z) has no affiliation or relationship with any Investor or any affiliate or associate of any Investor such that a reasonable person would regard such individual as likely to be unduly influenced by an Investor or any affiliate or associate of an Investor (the "Independent Nominees"); PROVIDED, HOWEVER, that if the Investors transfer one-third or more of the Initial Investors' Shares to persons that are not Investors, then the slate of nominees will consist of two Investors' Nominees, the Chairman and seven additional Independent Nominees; (ii) if the Investors beneficially own voting securities representing less than 20% but at least 15% of the total voting power of Hexcel, the slate of nominees will consist of two Investors' Nominees, the Chairman and seven additional Independent Nominees; PROVIDED, HOWEVER that if the Investors transfer two-thirds or more of the Initial Investors' Shares to persons that are not Investors, then the slate of nominees will consist of one Investors' Nominee, the Chairman and eight additional Independent Nominees; and (iii) if the Investors beneficially own voting securities representing less than 15% but at least 10% of the total voting power of Hexcel, the slate of nominees will consist of one Investors' Nominee, the Chairman and eight additional Independent Nominees. In accordance with the Governance Agreement, Independent Nominees are designated by the Independent Directors (including the Chairman if he or she is an Independent Director). The Investors are required to vote their shares of Hexcel Common in favor of the slate of nominees determined in accordance with the Governance Agreement.

    The Investors currently beneficially own approximately 39.0% of the total voting power of Hexcel. In accordance with the Governance Agreement, the following individuals have been nominated for election to the Board of
Directors: (i) John J. Lee (the Chairman); (ii) Sanjeev K. Mehra, James J. Gaffney and Peter M. Sacerdote (the Investors' Nominees); and (iii) H. Arthur Bellows, Jr., Robert S. Evans, Marshall S. Geller, Harold E. Kinne, Lewis Rubin and Martin L. Solomon (the Independent Nominees). All of the nominees for election to the Board of Directors are currently serving as directors of Hexcel.

    Unless otherwise instructed on the enclosed proxy card, the persons named therein will vote such proxy (if properly executed and returned) for the election of each of the director nominees. In case any nominee becomes unavailable for election or declines to serve for any reason, the shares of Hexcel Common represented by a properly executed and returned proxy will be voted for an alternative or alternatives designated in accordance with the Governance Agreement.

INFORMATION REGARDING THE DIRECTORS

    Set forth below is certain information concerning the current directors of Hexcel as of April 1, 2001. All current directors have been nominated for re-election to the Board of Directors. There are no family relationships among any Hexcel executive officer or director.

                                                   DIRECTOR
NAME                                      AGE       SINCE            POSITION(S) WITH HEXCEL
----                                    --------   --------   --------------------------------------
John J. Lee...........................     64        1993     Chairman of the Board; Chief Executive
                                                                Officer; Director

Harold E. Kinne.......................     61        1998     President; Chief Operating Officer;
                                                                Director

H. Arthur Bellows, Jr.................     63        2000     Director

Robert S. Evans.......................     57        1999     Director

James J. Gaffney......................     60        2000     Director

Marshall S. Geller....................     62        1994     Director

Sanjeev K. Mehra......................     42        2000     Director

Lewis Rubin...........................     63        1999     Director

Peter M. Sacerdote....................     63        2000     Director

Martin L. Solomon.....................     64        1996     Director

    JOHN J. LEE, age 64, has served as Chairman of the Board of Directors of Hexcel since February 1996, Chief Executive Officer since January 1994, Chairman and Chief Executive Officer from January 1994 to February 1995, Chairman and Co-Chief Executive Officer from July 1993 to December 1993 and a director since May 1993. Mr. Lee also serves as Chairman of the Nominating and Finance Committees of Hexcel. He has served as Chairman of the Board, President and Chief Executive Officer of Lee Development Corporation, a merchant banking company, since 1987 and an advisor to the Clipper Group, a private investment partnership, since 1993. He is also a director of Crane Co. and other various privately held corporations. Mr. Lee was a director of XTRA Corporation, a transportation equipment leasing company, from 1990 to 1996 and a director of Hvide Marine Inc., a marine support and transportation services company, from 1994 to October 1999.

    HAROLD E. KINNE, age 61, has served as President and Chief Operating Officer of Hexcel since July 1998. Prior to joining Hexcel, he was President of the Additives Division, corporate vice president and a member of the corporate management committee of Ciba Specialty Chemicals Corporation, a wholly owned affiliate of Ciba ("CSC"), from 1996 to June 1998. Mr. Kinne also held the same positions in and was a director of Ciba-Geigy Corporation, a wholly owned affiliate of Ciba-Geigy Limited ("CGC"), from 1988 through 1996. Prior to that, Mr. Kinne served as Vice President, Pigments, for the Plastics & Additives Division of CGC from 1986 to 1988. Mr. Kinne held various other technical and managerial positions with CGC from 1965 to 1986.

    H. ARTHUR BELLOWS, JR., age 63, has been a director of Hexcel since
December 2000. Mr. Bellows also serves as a member of the Audit Committee of Hexcel. He has served as Chairman of Braeburn Associates, a private merchant banking firm, from 1999, and Chairman of The Finance Network, a private financial services firm, from 1999. Mr. Bellows was President, Chief Operating Officer and a director of Audits & Surveys Worldwide, Inc., an international market research firm, from 1995 to March 1999, and continues to serve as a director. In 1967, he founded The Triangle Corporation, a manufacturer of hand tools, aerosol chemicals, diagnostic equipment for automobiles and various hardware products, and served as its Chairman, President and Chief Executive Officer from its founding to March, 1995. Mr. Bellows also acts as an officer and director of various civic organizations.

    ROBERT S. EVANS, age 57, has been a director of Hexcel since November 1999. Mr. Evans also serves as a member of the Finance Committee of Hexcel. He is Chairman and Chief Executive Officer and a director of Crane Co., a New York Stock Exchange company. Crane Co. is a diversified manufacturer of engineered industrial products serving a number of industrial markets, including aerospace and specialty materials markets in which Hexcel does not participate. Mr. Evans has been Chairman and CEO of Crane Co. since 1984 and a director since 1979. In addition, Mr. Evans is also a director of Fansteel, Inc., HBD Industries Inc. and Chairman of Huttig Building Products.

    JAMES J. GAFFNEY, age 60, has been a director of Hexcel since
December 2000. Mr. Gaffney also serves as a member of the Audit Committee of Hexcel. Since 1997 he has served as a consultant to certain private investment funds ("GS Funds") affiliated with Goldman Sachs & Co. ("Goldman Sachs") in relation to GS Funds' investment in Viking Pacific Holdings and Vermont Investments Limited. Since 1997 he has served as Vice Chairman of Viking Pacific Holdings Ltd. From 1995 through 1997, Mr. Gaffney served as Chairman of the Board and Chief Executive Officer of General Aquatics, Inc., which manufactures swimming pool equipment and constructs swimming pools. From 1993 through 1995 he was President and Chief Executive Officer of KDI Corporation, a conglomerate which was involved in swimming pool construction and manufactured products for a variety of industries. Prior to 1993, Mr. Gaffney held numerous other executive and financial positions. He also is a director of SCP Pool, Inc., Advantica Restaurant Group, Purina Mills, Safelite Glass Corp. and Hvide Marine Inc., where he serves as Chairman of the Board, and of various private companies.

    MARSHALL S. GELLER, age 62, served as Co-Chairman of the Board of Directors of Hexcel from February 1995 to February 1996 and has been a director of Hexcel since August 1994. Mr. Geller also serves as a member of the Compensation and Nominating Committees of Hexcel. Mr. Geller has served as Chairman of the Board, Chief Executive Officer and founding partner at Geller & Friend Capital Partners, Inc., a merchant banking firm, since 1995. Mr. Geller was Senior Managing Director of Golenberg & Geller, Inc., a merchant banking firm, from 1991 to 1995; Vice Chairman of Gruntal & Company, an investment banking firm, from 1988 to 1990; and a Senior Managing Director of Bear, Stearns & Co., Inc., an investment banking firm, from 1967 to 1988. Mr. Geller is currently a director of Ballantyne of Omaha, Inc., ValueVision International, Inc., drkoop.com, Inc., FutureLink Corp., Concepts Direct Inc. and various other privately held corporations and charitable organizations.

    SANJEEV K. MEHRA, age 42, has been a director of Hexcel since
December 2000. Mr. Mehra also serves as a member of the Finance, Compensation and Nominating Committees of Hexcel. Mr. Mehra joined Goldman Sachs in 1986, and has served since 1996 as a Managing Director in the Principal Investment Area of Goldman Sachs' Merchant Banking Division and serves on the Principal Investment Area Investment Committee. Mr. Mehra is a director of Amscan Holdings, Inc., ProMedCo Management Company, Inc. and various privately held companies.

    LEWIS RUBIN, age 63, has been a director of Hexcel since November 1999. He also served on Hexcel's Board from 1993 to 1995. Mr. Rubin also serves as Chairman of the Audit Committee of Hexcel. Mr. Rubin is President, Chief Executive Officer and a director of XTRA Corporation, a New York Stock Exchange company, and has served in those positions since 1990. XTRA Corporation is a leading global transportation equipment lessor with operations in highway, domestic intermodal and marine container markets. From 1988 to 1990, he was a consultant with Lewis Rubin Associates, a consulting firm advising the transportation equipment industry. From 1984 to 1988, Mr. Rubin served as President and Chief Executive Officer of Gelco CTI Container Services, a subsidiary of Gelco Corporation, a diversified international management services corporation, and as an Executive Vice President of Gelco Corporation.

From 1981 to 1983, Mr. Rubin was President and Chief Executive Officer of Flexi-Van Corporation, a company engaged in the leasing of intermodal transportation equipment.

    PETER M. SACERDOTE, age 63, has been a director of Hexcel since
December 2000. Mr. Sacerdote has been an advisory director of Goldman Sachs since May 1999 where he also serves as chairman of its Investment Committee and as a member of its Real Estate Principal Investment Committee. He joined Goldman Sachs in 1964 and served as a general partner from 1973 through 1990 and a limited partner from 1991 through 1999. He also serves as a director of AMF Bowling, Inc., AMF Group Holdings Inc., Qualcomm Incorporated and Franklin Resources, Inc. He is also a director and/or officer of various civic organizations.

    MARTIN L. SOLOMON, age 64, has been a director of Hexcel since May 1996.
Mr. Solomon also serves as Chairman of the Compensation Committee and is a member of the Finance Committee of Hexcel. Mr. Solomon has been Co-Chairman of American County Holdings, Inc., an insurance holding company, since 2000 and, from 1997 to 2000 he served as its Chairman and Chief Executive Officer.
Mr. Solomon has been a self-employed investor since 1990. Mr. Solomon was a director and Vice Chairman of the Board of Directors of Great Dane
Holdings, Inc., which is engaged in the manufacture of transportation equipment, automobile stamping, the leasing of taxis and insurance, from 1985 to 1996, Managing Partner of Value Equity Associates I, L.P., an investment partnership, from 1988 to 1990, and was an investment analyst and portfolio manager of Steinhardt Partners, an investment partnership, from 1985 to 1987. Mr. Solomon has been a director of XTRA Corporation since 1990, a director of Telephone and Data Systems, Inc. since 1997, a director of MFN Corp. since 1999, and a director of eMagin Corporation since 2000. Mr. Solomon is also a director of various privately held corporations and civic organizations.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                     ELECTION OF THE NOMINEES FOR DIRECTOR

MEETINGS AND STANDING COMMITTEES OF THE BOARD OF DIRECTORS

    During 2000 there were 13 meetings of the Board of Directors and 16 meetings in the aggregate of the four standing committees of the Board. Each of the incumbent directors who served on the Board and its committees during 2000 attended or participated in at least 75% of the aggregate number of Board of Directors meetings and applicable committee meetings held during 2000, except Messrs. Kinne and Evans, each of whom was absent for 4 of the 13 meetings of the Board of Directors.

    The Board of Directors has established the following standing committees:
Audit Committee; Compensation Committee (formerly called the Executive Compensation Committee); Finance Committee; and Nominating Committee. The Technology Committee was abolished in May 2000, and did not meet in 2000. The Board of Directors may establish other special or standing committees from time to time. Members of committees serve at the discretion of the Board of Directors. In accordance with the Governance Agreement, for so long as the Investors have the right to designate at least two Investors' Directors for election to the Board, each committee of the Board of Directors will include at least one Investors' Director; PROVIDED, HOWEVER, that if no Investors' Director is "independent" as defined in the listing standards of the New York Stock Exchange, then the Audit Committee shall consist solely of Independent Directors.

    On behalf of the Board of Directors, the Audit Committee oversees Hexcel's financial reporting process. Information regarding the specific functions performed by the Audit Committee is in the "AUDIT COMMITTEE REPORT" included in this Proxy Statement. The charter of the Audit Committee, as adopted by the Board of Directors, is included as Annex A to this Proxy Statement. The current members of the Audit Committee are Messrs. Rubin (Chairman), Bellows and Gaffney, each of whom is independent and financially literate, and one or more of whom possess accounting or related financial management expertise, as determined by the Board of Directors within the meaning of the listing standards of the New York Stock Exchange. During 2000 the Audit Committee held 7 meetings.

    The Compensation Committee makes recommendations to the Board of Directors on matters pertaining to the compensation of, and certain related matters affecting, Hexcel's employees, its executive officers and directors. The Compensation Committee also administers Hexcel's incentive plans and makes grants of stock options and/or awards of restricted stock units or other equity based compensation to executive officers, other key employees and directors of, and consultants to, Hexcel. The current members of the Compensation Committee are Messrs. Solomon (Chairman), Geller and Mehra. During 2000 the Compensation Committee held 7 meetings.

    The Finance Committee oversees certain financial affairs of Hexcel and makes recommendations to the Board of Directors with respect thereto. In certain circumstances it may also take certain action on behalf of the Board of Directors. The current members of the Finance Committee are Messrs. Lee (Chairman), Evans, Mehra and Solomon. During 2000 the Finance Committee held one meeting.

    The Nominating Committee recommends nominees for the Board of Directors. The Nominating Committee does not solicit or consider stockholder recommendations for nomination. Under the Governance Agreement, the Nominating Committee is required to nominate the Chairman, the Investors' Nominees and the Independent Nominees. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, The Governance Agreement." The current members of the Nominating Committee are Messrs. Lee (Chairman), Geller and Mehra. During 2000 the Nominating Committee held 1 meeting.

    In addition, during the period from August 21 to October 11 four directors, Messrs. Evans, Geller, Rubin and Solomon (who during such period were the only directors of Hexcel not affiliated with Ciba or employed by Hexcel) held 12 meetings at which various matters relating to the transactions contemplated by the Stock Purchase Agreement were discussed.

                               EXECUTIVE OFFICERS

    Set forth below is certain information concerning the executive officers of Hexcel and all persons chosen to become executive officers of Hexcel as of April 1, 2001. For additional information concerning Messrs. Lee and Kinne, see "ELECTION OF DIRECTORS, Information Regarding the Directors."

                                      EXECUTIVE
                                       OFFICER
NAME                         AGE        SINCE                  POSITION(S) WITH HEXCEL
----                       --------   ---------   --------------------------------------------------
John J. Lee..............     64        1993      Chairman of the Board; Chief Executive Officer;
                                                    Director
Harold E. Kinne..........     61        1998      President; Chief Operating Officer; Director
Stephen C. Forsyth.......     45        1994      Executive Vice President; Chief Financial Officer
Ira J. Krakower..........     60        1996      Senior Vice President; General Counsel; Secretary
William J. Fazio.........     46        2001      Corporate Controller; Chief Accounting Officer
Robert F. Matthews.......     54        2000      Vice President of Human Resources
Joseph H. Shaulson.......     35        1996      Vice President of Corporate Planning and Chief
                                                    Information Officer
Justin P. S. Taylor......     47        1996      Vice President, Manufacturing and Environmental,
                                                    Health and Safety
James N. Burns...........     61        1996      President of the Fibers business unit
William Hunt.............     58        1996      President of the Composites Materials business
                                                  unit
David R. Tanonis.........     44        1999      President of the Structures and Interiors business
                                                  unit
Steven T. Warshaw........     52        2000      President of the Hexcel-Schwebel business unit

    STEPHEN C. FORSYTH, age 45, has served as Executive Vice President of Hexcel since June 1998, Chief Financial Officer since November 1996, and Senior Vice President of Finance and Administration between February 1996 and June 1998.
Mr. Forsyth also serves as a director of Interglas Technologies AG. Mr. Forsyth served as Vice President of International Operations of Hexcel from October 1994 to February 1996 and has held other general management positions with Hexcel from 1980 to 1994. Mr. Forsyth joined Hexcel in 1980.

    IRA J. KRAKOWER, age 60, has served as Senior Vice President, General Counsel and Secretary of Hexcel since September 1996. Prior to joining Hexcel, Mr. Krakower served as Vice President and General Counsel to Uniroyal Chemical Corporation from 1986 to August 1996 and served on the Board of Directors of and as Secretary of Uniroyal Chemical Company, Inc. from 1989 to 1996.

    WILLIAM J. FAZIO, age 46, has served as Corporate Controller and Chief Accounting Officer since April, 2001. Mr. Fazio served as Vice President, Controller of Kodak Polychrome Graphics, a distributor and manufacturer of graphic arts products owned by Eastman Kodak Company and Sun Chemical Corporation, from February 1998 to March 2001, and from April 1997 to
January 1998 he was Director, Corporate Financial Services, for Ogden Corporation. From 1981 to April 1997, Mr. Fazio held various positions for Coltec Industries Inc., the latest being Director--Operations Analysis from 1994 to March 1997.

    ROBERT F. MATTHEWS, age 54, has served as Vice President of Human Resources since July 1, 2000, and, from January 10, 2000, served as a consultant to Hexcel in human resources. From 1999 to June, 2000, Mr. Matthews engaged in consulting in human resources matters. From 1994 to 1999, he served as Senior Vice President of Human Resources for Phillips Electronics, North America Region. From 1974 to 1994 he served in various human resources roles with General Electric Co.

    JOSEPH H. SHAULSON, age 35, has served as Vice President of Corporate Planning and Chief Information Officer since September, 2000. Mr. Shaulson served as Vice President of Planning and

Integration of Hexcel from November 1998 to September, 2000 and Vice President of Corporate Development of Hexcel from April 1996 to October 1998. In addition, Mr. Shaulson served as Acting General Counsel and Acting Secretary of Hexcel from April 1996 to September 1996. Prior to joining Hexcel, Mr. Shaulson was an associate in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, where he was employed from 1991 to 1996.

    JUSTIN P. S. TAYLOR, age 47, has served as Vice President of Manufacturing and Environmental, Health and Safety since June 1999. From April 1996 to
June 1999, Mr. Taylor served as President of Hexcel's Structures and Interiors business unit, and from July 1995 to April 1996 as a member of Ciba's strategic planning unit. Prior to July 1995, Mr. Taylor held various management positions in the Heath Tecna Division of CGC.

    JAMES N. BURNS, age 61, has served as President of Hexcel's Fibers business unit since July 1996. Prior to his employment with Hexcel, Mr. Burns served in a number of management positions with the Composite Products Division of Hercules Incorporated, including Business Director from March 1995 to June 1996, Business Unit Director of Advanced Composite Materials from June 1992 to March 1995 and Vice President of Marketing from June 1986 to June 1992.

    WILLIAM HUNT, age 58, has served as President of Hexcel's Composites Materials business unit since November 1998 and as President of the former Hexcel EuroMaterials business unit from February 1996 to October 1998. Mr. Hunt served as President of the EuroMaterials unit of the Ciba Composites Business from 1991 to February 1996 and as Managing Director of Ciba-Geigy Plastics ("CGP") from 1990 to 1991. Prior to joining CGP in 1990, Mr. Hunt held various other technical and managerial positions, including the position of Managing Director of Illford Limited (Photographic) Co.

    DAVID R. TANONIS, age 44, has served as President of Hexcel's Structures and Interiors business unit since June 1999. Mr. Tanonis served as Vice President of Hexcel's Structures and Interiors business unit, responsible for the interiors business, from February 1996 to June 1999 and as the Vice President of Interiors in the Heath Tecna Division of CGC prior to February 1996. Mr. Tanonis held various technical and managerial positions with Heath Tecna since 1987.
Mr. Tanonis held various management positions with Polymer Engineering, Inc. from 1978 to 1987.

    STEVEN T. WARSHAW, age 52, has served as President of the Hexcel Schwebel business unit since April 2000. Prior to joining Hexcel, he was Senior Vice President, Worldwide Sales and Marketing of Photronics, Inc., a materials supplier to the semiconductor industry, from 1999 to 2000. From 1974 to 1999, he served in a variety of general management positions at Olin Corp., including, from 1996 to 1999, as President of Olin Microelectronic Materials, a company supplying advanced chemicals, products and services to semiconductor manufacturers. Mr. Warshaw is a director of NN Inc., a producer of steel balls and rollers supplied to bearing manufacturers.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

STOCK BENEFICIALLY OWNED BY PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as of February 28, 2001 with respect to the ownership by any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) known to Hexcel to be the beneficial owner of more than five percent of the issued and outstanding shares of Hexcel Common.

                                                              NUMBER OF
                                                              SHARES OF    PERCENT
                                                                COMMON        OF
NAME AND ADDRESS (1)                                            STOCK       CLASS
--------------------                                          ----------   --------
The Goldman Sachs Group, Inc. (2)...........................  14,531,668     39.0%
85 Broad Street
New York, NY 10004

Ciba Specialty Chemicals Holding Inc. (3)...................   3,581,545      9.6%
Klybeckstrasse 141
CH 4002
Basel, Switzerland

Loomis Sayles & Company, L.P. (4)...........................   2,193,241      5.9%
One Financial Center
Boston, MA 02111

Dimensional Fund Advisors, Inc. (5).........................   1,985,600      5.3%
1299 Ocean Avenue
Santa Monica, CA 90401

------------------------

(1) See also "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT, Stock Beneficially Owned by Directors and Officers."

(2) Based on information contained in a Statement on Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on December 28, 2000 by GS Group and several of its affiliates, including LXH and LXH II. Based on information included in such Schedule 13D, options to purchase 10,000 shares of Hexcel Common granted to each of Investors' Directors Mehra and Sacerdote pursuant to the Hexcel Corporation Incentive Stock Plan (the "Incentive Stock Plan") are held for the benefit of GS Group; one-third of those options are currently exercisable and, accordingly, are included in the shares beneficially owned by GS Group. The shares of Hexcel Common beneficially owned by GS Group are subject to the terms of the Governance Agreement. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

(3) Based on information contained in a Statement on Schedule 13D/A filed with the Commission on December 20, 2000 on behalf of Ciba. CSC has sole voting and investment power with respect to 3,496,748 shares of Hexcel Common. Based on information provided to Hexcel, options to purchase 84,797 shares of Hexcel Common granted to former directors Walter D. Hosp, John J. McGraw, Martin Riediker and Stanley Sherman are held for the benefit of Ciba; all of these options are currently exercisable and, accordingly, are included in the shares beneficially owned by Ciba above.

(4) Based on information contained in a Statement on Schedule 13G filed with the Commission on February 12, 2001.

(5) Based on information contained in a Statement on Schedule 13G filed with the Commission on February 2, 2001.

STOCK BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS

    Based on information supplied by those persons, beneficial ownership of shares of Hexcel Common by the individually named directors and executive officers, and by all directors and executive officers as a group, as of February 28, 2001 is as follows:

                                                             SHARES OF HEXCEL   PERCENT
NAME                                                         COMMON OWNED (6)   OF CLASS
----                                                         ----------------   --------
John J. Lee (2)............................................     2,310,571         5.9%
Harold E. Kinne............................................       129,019          (1)
H. Arthur Bellows, Jr......................................         4,393          (1)
Robert S. Evans............................................        28,054          (1)
James J. Gaffney (3).......................................         5,453          (1)
Marshall S. Geller.........................................       144,662          (1)
Sanjeev K. Mehra (3) (4)...................................             0          (1)
Lewis Rubin................................................        24,765          (1)
Peter M. Sacerdote (3) (4).................................             0          (1)
Martin L. Solomon..........................................       118,839          (1)
Stephen C. Forsyth.........................................       150,935          (1)
Ira J. Krakower............................................       182,682          (1)
William Hunt...............................................       127,833          (1)
All executive officers and directors as a group (20
  persons) (5).............................................     3,551,430         8.9%

------------------------

(1) Less than 1%.

(2) The address for Mr. Lee is c/o Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, 06901.

(3) Messrs. Gaffney, Mehra and Sacerdote serve on the Board of Directors at the request of the Investors pursuant to the Governance Agreement.

(4) Based on information provided to Hexcel, options to purchase Hexcel Common granted to Messrs. Mehra and Sacerdote pursuant to the Incentive Stock Plan are held for the benefit of GS Group. (See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT, Stock Beneficially Owned by Principal Stockholders"). Messrs. Mehra and Sacerdote disclaim beneficial ownership of any shares represented by such options and none of the shares represented by such options are included above. In addition, Messrs. Mehra and Sacerdote disclaim beneficial ownership of the 14,525,000 shares of Hexcel Common acquired by the Investors in the Investors' Share Purchase, and none of such shares are included above.

(5) For Mr. Fazio, includes shares beneficially owned as of April 1, 2001, the date on which he became an executive officer.

(6) Except as noted in footnote 4 above, includes shares issuable upon the exercise of options that are currently exercisable, that will become exercisable within 60 days or that could become exercisable upon termination of employment in certain circumstances, and shares distributable within 60 days upon the satisfaction of certain conditions of restricted stock units. Such shares are held as follows: Mr. Lee 1,798,976; Mr. Kinne 119,019; Mr. Bellows 4,393; Mr. Evans 24,554; Mr. Gaffney 5,453; Mr. Geller 64,662; Mr. Rubin 24,765; Mr. Solomon 103,839; Mr. Forsyth 130,038;
    Mr. Krakower 150,182; Mr. Hunt 121,533; and all other executive officers as a group 262,626.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the total annual compensation paid or accrued by Hexcel to or for the account of each of the Chief Executive Officer and the four most highly compensated executive officers of Hexcel (the "Named Executive Officers") whose total cash compensation for the fiscal year ended December 31, 2000 exceeded $100,000.

                                                                                    LONG-TERM
                                                                               COMPENSATION AWARDS
                                                ANNUAL COMPENSATION(1)       -----------------------
                                            ------------------------------                SECURITIES
                                                                             RESTRICTED   UNDERLYING
                                                                               STOCK       OPTIONS/     ALL OTHER
                                                        SALARY    BONUSES     AWARD(S)       SARS      COMPENSATION
NAME & PRINCIPAL POSITION                     YEAR       ($)       ($)(3)    ($)(4)(8)    (#)(5)(8)     ($)(6)(7)
-------------------------                   --------   --------   --------   ----------   ----------   ------------
John J. Lee...............................    2000     644,000    603,989      618,684      519,200       775,551
  Chairman; Chief Executive Officer           1999     625,000          0    1,410,433      326,620       683,349
                                              1998     550,000    291,600      803,198      567,600       608,692

Harold E. Kinne (2).......................    2000     385,000    293,364      269,190      116,195        35,552
  President; Chief Operating Officer          1999     350,000          0      452,441      143,498        26,875
                                              1998     137,500     75,800      197,218      267,400         1,389

Stephen C. Forsyth........................    2000     309,000    199,467      124,800       88,400        27,848
  Executive Vice President; Chief             1999     300,000          0      352,813       90,159        26,460
  Financial Officer                           1998     260,000    119,400      207,990      194,200        23,605

Ira J. Krakower...........................    2000     254,000    164,643      103,350       82,413        22,734
  Senior Vice President; General Counsel;     1999     245,000          0      296,639       72,040        19,342
  Secretary                                   1998     235,000    111,400      188,860      166,200        22,925

William Hunt..............................    2000     242,000    123,867       54,600       67,326        18,562
  President, Composites Materials Business    1999     233,663     85,000      174,146       33,320        18,126
  Unit                                        1998     194,948     70,298       55,075       83,700        18,538

------------------------

(1) Annual Compensation includes amounts earned in the fiscal year, whether or not deferred.

(2) Mr. Kinne's employment with Hexcel commenced on July 15, 1998.

(3) Amounts shown in 1998, 1999 and 2000 include deferred amounts used to purchase restricted stock units ("RSUs") pursuant to the Management Stock Purchase Plan ("MSPP"); see footnote 4 below. Bonuses shown for fiscal years 1998, 1999 and 2000 were earned in fiscal years 1998, 1999 and 2000, respectively, and paid in 1999, 2000 and 2001, respectively.

(4) This column includes the value of (i) Performance Accelerated Restricted Stock Units ("PARS") granted under the Incentive Stock Plan and (ii) RSUs purchased under the MSPP (net of purchase price paid), in each case determined at the closing market price of Hexcel Common on the date of grant.

    (A) PARS. Subject to certain employment conditions, PARS generally vest after a period of seven years following the grant date, but if Hexcel's performance equals or exceeds certain performance target levels, or upon termination of employment in certain circumstances, the PARS will vest and be converted into an equivalent number of shares of Hexcel Common earlier than the fixed vesting date. As a result of Hexcel's achieving performance target levels under certain PARS granted in 1996 and 1997, 190,100 of Mr. Lee's PARS vested, but conversion of those PARS and distribution of shares to Mr. Lee are restricted at the option of Hexcel to the extent that its deductions for income tax are limited by Section 162(m) of the Internal Revenue Code. In connection with Mr. Lee's Amended and Restated Employment Agreement dated October 11, 2000, Mr. Lee may elect to have up to 100,000 shares of Hexcel Common underlying such PARS distributed to him in each calendar year. Mr. Lee has already received this distribution for the year 2001.

    (B) RSUs. For bonuses payable for 1998, 1999 and 2000, RSUs were granted pursuant to the MSPP to the extent the employee elects to purchase RSUs for up to 50% of his bonus. RSUs are granted at 80% of the average closing price of Hexcel Common for the five trading days preceding the grant date. Subject to certain employment conditions, RSUs vest in equal increments on each of the first three anniversaries of the grant and, at the expiration of a three year restricted period from the date of grant, are converted into an equivalent number of shares of Hexcel Common. The RSUs with respect to the deferral of the bonus for 1998 were granted on February 3, 1999 at a purchase price of $7.35 per RSU. The RSUs with respect to the deferral of the bonus for 1999 were granted on December 30, 1999 at a purchase price of $4.14 per RSU. The RSUs with respect to the deferral of the bonus for 2000 were granted on February 1, 2001, at a purchase price of $8.59 per RSU.

    (C) Aggregate Restricted Stock Information. The aggregate number of PARS held and RSUs elected for purchase by each Named Executive Officer at the end of 2000 and the aggregate value of such PARS and RSUs (net of purchase price paid) at the closing price of Hexcel Common on December 29, 2000 ($8.9375) are as follows: Mr. Lee 609,502 and $4,718,384; Mr. Kinne 138,771 and $1,055,687; Mr. Forsyth 100,000 and
       $747,800; Mr. Krakower 86,687 and $634,676; and Mr. Hunt 43,172 and
       $347,247. No dividends are payable on any PARS or RSUs until the shares represented by the PARS or RSUs are delivered to the employee provided that, if dividends are paid on Hexcel Common subsequent to vesting of PARS, but while conversion to Hexcel Common is restricted by Hexcel because of the application of Section 162(m) of the Internal Revenue Code, the grantee will be granted additional PARS (as if each of such PARS were a share of Hexcel Common) equal in value to the dividends which would have been payable if such vested PARS were converted into Hexcel Common.

(5) This column includes 10,000 Reload Options which were granted to Mr. Kinne in 1998 as a result of exercises of certain Short-Term Options which were also granted in 1998 and either expired or were exercised in that same year. The Short-Term Options were exercisable at the fair market value of Hexcel Common on the date of exercise and are not included in this column.

(6) All Other Compensation for fiscal years 1998, 1999 and 2000 consists of
    (i) contributions by Hexcel to Hexcel's 401(k) Retirement Savings Plan as follows: Mr. Lee $7,680, $8,843 and $10,200; Mr. Kinne $0, $8,843 and
    $10,200; Mr. Forsyth $7,680, $8,843 and $10,200; and Mr. Krakower $7,680,
    $8,843 and $10,200; (ii) contributions by Hexcel to Hexcel's 401(k) Restoration Plan as follows: Mr. Lee $46,443, $43,773 and $50,415;
    Mr. Kinne $0, $15,050 and $22,115; Mr. Forsyth $13,505, $14,947 and $14,922
    and Mr. Krakower $7,636, $8,166 and $10,145; (iii) premiums for life insurance (exceeding $50,000 per such Named Executive Officer) as follows:
    Mr. Lee $3,276, $3,744 and $3,869; Mr. Kinne $858, $2,028 and $2,253;
    Mr. Forsyth $1,466, $1,716 and $1,772 and Mr. Krakower $1,310, $1,379 and
    $1,435; and (iv) premiums for long-term disability insurance of $954, $954 and $954 for each of Messrs. Lee, Kinne, Forsyth and Krakower. Mr. Hunt does not participate in those four Plans. For Mr. Hunt, All Other Compensation for fiscal years 1998, 1999 and 2000 consists of: (i) life insurance premiums of $7,100, $6,989 and $7,227 and (ii) disability insurance premiums of $11,438, $11,158 and $11,335. For Mr. Lee, the amount also includes deferred compensation in an amount equal to $550,339, $626,035 and $710,113 in accordance with the terms of Mr. Lee's employment agreement with Hexcel; this deferred compensation generally reduces the benefit payable under Mr. Lee's Supplemental Executive Retirement Agreement. See "EXECUTIVE COMPENSATION, Employment and Other Agreements, SUPPLEMENTAL RETIREMENT AGREEMENT WITH MR. LEE."

(7) Certain contributions by Hexcel to Hexcel's 401(k) Restoration Plan with regard to the bonuses earned in 2000 but paid in 2001 cannot be estimated at this time. These contributions will be determined at the end of 2001 and will be included in Hexcel's next annual Proxy Statement.

(8) In connection with the Investors' Share Purchase, the terms of all agreements governing unvested stock options and all PARS and RSUs outstanding at the closing of the Investors' Share Purchase held by each Named Executive Officer except Mr. Lee were amended in certain respects. See "EXECUTIVE COMPENSATION, Employment and Other Agreements, AGREEMENTS OF MESSRS. KINNE, FORSYTH, KRAKOWER AND HUNT ENTERED INTO IN CONNECTION WITH THE INVESTORS' SHARE PURCHASE."

STOCK OPTIONS

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL REALIZABLE
                                                                                                         VALUE AT
                                                                                                      ASSUMED ANNUAL
                                                                                                         RATES OF
                                                                                                        STOCK PRICE
                                                                                                       APPRECIATION
                                                       INDIVIDUAL GRANTS                            FOR OPTION TERM (3)
                                ----------------------------------------------------------------   ---------------------
                                 NUMBER OF
                                SECURITIES     % OF TOTAL
                                UNDERLYING    OPTIONS/SARS                  MARKET
                                 OPTIONS/      GRANTED TO    EXERCISE OR   PRICE ON
                                   SARS       EMPLOYEES IN   BASE PRICE     GRANT     EXPIRATION
NAME                            GRANTED (#)   FISCAL YEAR      ($/SH)        DATE        DATE        5%($)      10%($)
----                            -----------   ------------   -----------   --------   ----------   ---------   ---------
John J. Lee...................   364,000(1)       21.0%        11.0000      9.9375     12/20/10    1,888,119   5,378,215
                                 155,000(2)        8.9%         9.9375      9.9375     12/20/10      969,944   2,458,029
Harold E. Kinne...............    50,395(1)        2.9%        11.0000      9.9375     12/20/10      261,406     744,602
                                  65,800(2)        3.8%         9.9375      9.9375     12/20/10      411,226   1,042,128
Stephen C. Forsyth............    50,000(1)        2.9%        11.0000      9.9375     12/20/10      259,357     738,766
                                  38,400(2)        2.2%         9.9375      9.9375     12/20/10      239,986     608,172
Ira J. Krakower...............    50,613(1)        2.9%        11.0000      9.9375     12/20/10      262,537     747,823
                                  31,800(2)        1.8%         9.9375      9.9375     12/20/10      198,739     503,643
William Hunt..................    50,626(1)        2.9%        11.0000      9.9375     12/20/10      262,604     748,015
                                  16,700(2)        1.0%         9.9375      9.9375     12/20/10      104,369     264,492

------------------------

(1) The amount shown in these rows reflects the grant of nonqualified stock options in connection with the Investors' Share Purchase. See "EXECUTIVE COMPENSATION, Employment and Other Agreements, EMPLOYMENT AGREEMENT WITH MR. LEE" and "AGREEMENTS OF MESSRS. KINNE, FORSYTH, KRAKOWER AND HUNT ENTERED INTO IN CONNECTION WITH THE INVESTORS' SHARE PURCHASE."

(2) The amount shown in these rows reflects the annual grant of nonqualified stock options in December 2000. See "EXECUTIVE COMPENSATION, Compensation Committee Report on Executive Compensation, EQUITY-BASED INCENTIVES."

(3) The amounts shown in these columns are the potential realizable value of options granted at assumed rates of stock price appreciation (5% and 10%) set by the executive compensation disclosure provisions of the proxy rules of the Commission and have not been discounted to reflect the present values of such amounts. The assumed rates of stock price appreciation are not intended to forecast the future stock price appreciation of Hexcel Common.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                 SHARES                   UNDERLYING UNEXERCISED             IN THE MONEY
                                ACQUIRED      VALUE           OPTIONS/SARS AT               OPTIONS/SARS AT
                                   ON        REALIZED     FISCAL YEAR END (#)(2)        FISCAL YEAR END ($)(3)
NAME                          EXERCISE (#)    ($)(1)    (EXERCISABLE/UNEXERCISABLE)   (EXERCISABLE/UNEXERCISABLE)
----                          ------------   --------   ---------------------------   ---------------------------
John J. Lee.................     --            --             875,109/1,132,811              513,578/670,284
Harold E. Kinne.............     --            --               119,019/383,074              147,632/289,157
Stephen C. Forsyth..........     33,000      $40,028            133,313/291,771               95,051/184,586
Ira J. Krakower.............     --            --               150,182/251,971               78,764/152,536
William Hunt................     --            --                48,607/154,639                26,513/51,506

------------------------

(1) Based on the closing prices per share of Hexcel Common as reported on the New York Stock Exchange Composite Tape on the dates of exercise.

(2) Includes (i) options granted pursuant to the Incentive Stock Plan as follows: Mr. Lee 2,007,920; Mr. Kinne 502,093; Mr. Forsyth 419,059;
    Mr. Krakower 402,153; and Mr. Hunt 203,256; and (ii) options granted pursuant to Hexcel's 1988 Management Stock Plan as follows: Mr. Forsyth 6,025.

(3) Based on the closing price of $8.9375 per share of Hexcel Common as reported on the New York Stock Exchange Composite Tape on December 29, 2000.

DEFERRED COMPENSATION

                          PENSION PLAN--U.S. EMPLOYEES

    Messrs. Lee, Kinne, Forsyth and Krakower participate in the Hexcel Corporation Pension Plan (the "Pension Plan"), a tax-qualified defined benefit plan. On December 31, 2000, the benefits under the Pension Plan were frozen and no additional benefits will be earned after that date. The benefit vests in its entirety after five years of employment; even though the benefit is frozen, employees continue to earn service credit towards vesting after December 31, 2000. As of the end of the 2000 fiscal year, the monthly benefit earned and the percentage of such benefit vested for each of the participating Named Executive Officers was as follows: Mr. Lee $667 and 100%; Mr. Kinne $197 and 0% (two years credited service); Mr. Forsyth $667 and 100% and Mr. Krakower $442 and 0% (four years credited service). Benefits are normally payable monthly, as a life annuity, commencing upon the later of the executive's attainment of age 65 or retirement. The benefits are not offset by Social Security or any other amounts. Benefits under the Pension Plan are credited against the Supplemental Executive Retirement Plan Agreement benefits of the participating Named Executive Officers; see "EXECUTIVE COMPENSATION, Employment and Other Agreements, SUPPLEMENTAL RETIREMENT AGREEMENT WITH MR. LEE" and "SUPPLEMENTAL RETIREMENT AGREEMENTS WITH MESSRS. KINNE, FORSYTH AND KRAKOWER." Mr. Hunt does not participate in this Pension Plan but Mr. Hunt is a participant in the Hexcel Composites Limited Pension Scheme as described in "EXECUTIVE COMPENSATION, Employment and Other Agreements, ADDITIONAL PENSION AGREEMENT WITH MR. HUNT."

                        EXECUTIVE DEFERRED COMPENSATION
                          AND CONSULTING AGREEMENT (1)

                                                    YEARS OF PARTICIPATION
                                                    ----------------------
REMUNERATION                            5          10         15         20         25
------------                         --------   --------   --------   --------   --------
300,000...........................    22,500     45,000     67,500     90,000    112,500
350,000...........................    26,250     52,500     78,750    105,000    131,250
400,000...........................    30,000     60,000     90,000    120,000    150,000
450,000...........................    33,750     67,500    101,250    135,000    168,750
500,000...........................    37,500     75,000    112,500    150,000    187,500
550,000...........................    41,250     82,500    123,750    165,000    206,250

------------------------

(1) The current covered compensation under the Executive Deferred Compensation and Consulting Agreement ("Retirement Agreement") of each of Messrs. Kinne, Forsyth and Krakower is the sum of the respective officer's salary and incentive cash bonuses set forth in the Summary Compensation Table (for 1999, includes 70% of target bonus). The annual benefit is calculated as 1.5% of the executive's covered compensation for each year of employment following the effective date of the executive's Retirement Agreement. The benefit vests proportionally over the first 67 months following the effective date. As of the end of the 2000 fiscal year, (1) the estimated credited years of service and percentage of benefit vested under the Retirement Agreements were as follows: Mr. Kinne 2 1/2 years and 45%,
    Mr. Forsyth 6 1/4 years and 100% and Mr. Krakower 4 1/3 years and 78%; and
    (2) the covered compensation for the executives for determination of benefits under the Retirement Agreements was as follows: Mr. Kinne $441,908, Mr. Forsyth $348,104 and Mr. Krakower $334,400. Benefits are normally payable monthly, as a life annuity (with a minimum of 120 monthly payments), commencing upon the later of the executive's attainment of age 65 or retirement. The benefits are not offset by social security or any other amounts. Each Retirement Agreement also requires Hexcel to continue to cover the executive under Hexcel's group medical, dental and vision insurance plans and to provide life insurance for so long as the executive continues to receive monthly payments under the Retirement Agreement and has not attained the age of 75. The benefits under the Retirement Agreements are superceded by the terms of the Supplemental Executive Retirement Agreements upon vesting of the latter agreements. See "EXECUTIVE COMPENSATION, Employment and Other Agreements, SUPPLEMENTAL RETIREMENT AGREEMENTS WITH MESSRS. KINNE, FORSYTH AND KRAKOWER."

EMPLOYMENT AND OTHER AGREEMENTS

    EMPLOYMENT AGREEMENT WITH MR. LEE

    In connection with the Investors' Share Purchase, Hexcel and Mr. Lee amended and restated his existing employment agreement which was due to terminate in February 2001 (as so amended and restated, the "Employment Agreement"). The Employment Agreement provides for Mr. Lee to be employed as Chairman and Chief Executive Officer of Hexcel for three years commencing December 19, 2000. The Employment Agreement will be automatically extended for one additional year unless either Mr. Lee or Hexcel gives notice to the other at least 90 days prior to December 19, 2003 that the Employment Agreement shall not be so renewed.
Mr. Lee may terminate the Employment Agreement for "good reason" (as defined) or upon 60 days' notice to Hexcel. The Employment Agreement provides for (i) an annual base salary of no less than the salary in effect on the date of execution of the Employment Agreement, which was $644,000, or any higher salary set by the Compensation Committee, and a target annual bonus of not less than 80% of his annual base salary, (ii) a deferred compensation arrangement intended to provide Mr. Lee an annual retirement benefit which, when added to his other Hexcel retirement benefits, will be equal to approximately 50% of the average annual cash compensation paid to him during the term of his employment with Hexcel and
(iii) Mr. Lee's participation, where appropriate, in all other components of senior executive compensation, including equity-based incentives and welfare benefits. See "EXECUTIVE COMPENSATION, Compensation Committee Report on Executive Compensation, EQUITY-BASED INCENTIVES."

    The Employment Agreement provides for the grant to Mr. Lee on December 19, 2000 of an option to purchase 364,000 shares of Hexcel Common under the Incentive Stock Plan, which option (i) has an exercise price per share equal to $11.00, (ii) becomes exercisable with respect to one-third of the shares covered thereby on each of the first, second and third anniversaries of the date of the grant, subject to earlier vesting upon the occurrence of certain events such as a change of control, and (iii) expires on the earlier of the third anniversary of the termination of employment or the tenth anniversary of the date of grant. If Mr. Lee's employment is terminated by the Company for "cause" (as defined), or by Mr. Lee other than for good reason, and other than for termination due to death or "disability" (as defined), the option, to the extent not vested, shall be forfeited; if Mr. Lee's employment is terminated by the Company other than for cause or he terminates employment for good reason, or Mr. Lee's employment is terminated due to death or disability, the option shall become immediately fully vested and exercisable.

    Mr. Lee is entitled to receive his full salary during any period of disability until his employment is terminated (net of certain other disability-related benefits), and to receive certain severance payments in the event his employment is terminated by the Company other than for disability or cause, or by Mr. Lee for good reason. These payments generally consist of salary and bonus earned, or deemed earned, through the date of termination plus an amount determined by multiplying the number of years (including partial years) remaining of the term of the Employment Agreement or the number two, whichever is greater, by the sum of his annual salary rate and the highest annual amount payable to Mr. Lee under the annual bonus plan in the three years preceding termination of employment.

    The Employment Agreement also provides that the Investors' Share Purchase does not constitute a change of control for purposes of any equity-based awards previously granted to Mr. Lee or any other award or agreement between Hexcel and Mr. Lee, including Mr. Lee's SERP Agreement and Severance Agreement described below. This had the effect of, among other things, preventing all of Mr. Lee's outstanding but unvested equity-based awards from vesting and, in the case of restricted stock awards, from certain shares of Hexcel Common being distributed to Mr. Lee, upon the closing of the Investors' Share Purchase on December 19, 2000. However, if Mr. Lee receives payments under the Employment Agreement, or any other plan, arrangement or agreement with Hexcel in connection with the Investors' Share Purchase, then Hexcel will hold Mr. Lee harmless from the effects of any excise tax that may be imposed under Section 280(G) of the Internal Revenue Code on "excess parachute payments."

    SUPPLEMENTAL RETIREMENT AGREEMENT WITH MR. LEE

    In May 1998, Hexcel agreed to provide Mr. Lee with a benefit intended to supplement his retirement income from Hexcel's other retirement programs and social security. The agreement was amended in January 1999 and was further amended as of the closing of the Investors' Share Purchase on December 19, 2000 (as amended, the "SERP Agreement"). The Normal Retirement Benefit under the SERP Agreement for retirement at age 65 is a monthly payment equal to (1) the difference between (a) 50% of Mr. Lee's Final Average Pay times the Vesting Percentage and (b) the Qualified Pension Benefits, less (2) $5,000. Final Average Pay is Mr. Lee's monthly compensation (salary and bonus without reduction for amounts deferred) for the highest paid 24 consecutive months of Mr. Lee's final 60 months of employment. The Vesting Percentage is the number of completed months of continuous service with Hexcel from September 1, 1994 to the date of termination (but not greater than 60), divided by 60. Qualified Pension Benefits are the actuarially determined monthly value of the vested benefits under the Pension Plan, the 401(k) Retirement Savings Plan, the 401(k) Restoration Plan, Social Security, and the deferred compensation component of his Employment Agreement. If Mr. Lee is employed by Hexcel on December 31, 2001, or if Mr. Lee is terminated by Hexcel without "cause" (as defined) prior to such date, or if Mr. Lee terminates his employment for "good reason" (as defined) prior to such date, then the Normal Retirement Benefit shall not be determined by the formula above but rather shall be fixed at $20,849.42.

    Unless otherwise provided in the SERP Agreement, if Mr. Lee's employment terminates, Hexcel will pay the Normal Retirement Benefit to Mr. Lee or his surviving spouse or estate, but in no event for less than ten years. Upon certain terminations after a "change in control" (as defined), termination by Hexcel without "cause" and termination by Mr. Lee for "good reason," Mr. Lee will be paid a lump sum equal to the Normal Retirement Benefit. If Mr. Lee's employment terminates due to a disability, he will receive a monthly benefit in an amount equal to the Normal Retirement Benefit. No benefits are payable under the SERP Agreement if Mr. Lee is terminated for cause. In addition, (i) if Mr. Lee dies after payment of his benefits has started, his spouse will receive during her lifetime one-half of his benefit payment, or, if Mr. Lee so elects before payments to him commence, his spouse will receive 100% of the benefit
Mr. Lee was receiving prior to his death, but the benefit payable to him would be reduced to reflect actuarial equivalence of the election, and (ii) if Mr. Lee dies before payment of his benefits has started, his spouse will receive his Normal Retirement Benefit as a monthly benefit or as a lump sum equal to the actuarially determined present value of his full benefits for 10 years.

    If Mr. Lee had retired at December 31, 2000, his Normal Retirement Benefit under the SERP Agreement would equal $20,235 per month or $242,821 per year.

    The SERP Agreement also provides Mr. Lee with certain life insurance benefits and continuation of group medical, dental and vision care coverage at levels not materially less favorable than at the time of his termination.

    SPLIT-DOLLAR ARRANGEMENT WITH MR. LEE

    In January 1999, Hexcel entered into a split dollar insurance agreement with an irrevocable trust created by Mr. Lee. The trust has purchased a Survivorship/Last to Die insurance policy on Mr. Lee and his spouse. Hexcel pays the annual premium on the policy for five years, at which time the policy is expected to be fully paid; the trust also pays a designated portion of the premium. Upon the earlier of the 15th anniversary of the date of the policy and the death of the later to die of Mr. Lee or his spouse, or if the policy is cancelled or surrendered, Hexcel is reimbursed from the proceeds of the policy for the cumulative premiums it has paid, and the trust receives the balance under the policy. The policy is assigned to Hexcel to secure the premium repayment.

    SEVERANCE AGREEMENTS WITH MESSRS. LEE, KINNE, FORSYTH AND KRAKOWER

    In February 1999, Hexcel entered into severance agreements with Messrs. Lee, Kinne, Forsyth and Krakower (as amended, the "Severance Agreements"). In general terms, the Severance Agreements provide that Hexcel will make specified termination payments to the executive, and continue his participation in Hexcel's benefit plans for a limited period of time, upon termination of employment under certain circumstances. The amounts payable to the executive vary depending upon the circumstances of termination of employment: (i) for termination by Hexcel other than for "disability" (as defined) and other than for "cause" (as defined), or by the executive for "good reason" (as defined), the executive receives a payment equal to one year's salary plus average bonus over the last three years (deemed for 1999 to be 70% of target bonus); (ii) for termination by Hexcel other than for disability and other than for cause, or by the executive for good reason, during a period of a "potential change in control" (as defined), or within two years after a "change in control" (as defined), the executive receives three times the payment described under clause (i); and (iii) Hexcel will continue the executive's participation in its benefit plans for up to three years depending on the circumstances of termination. The Investors' Share Purchase constitutes such a change of control event. For a termination by Hexcel for cause or by the executive without good reason, the executive only receives unpaid amounts owed to the executive through the date of termination. In the event payments to the executive would result in the imposition of any excise tax on

"excess parachute payments," the payments and benefits to which the executive is otherwise entitled may be reduced to the extent necessary to maximize the after-tax amount received by the executive. However, in connection with the Investors' Share Purchase, the Severance Agreements were amended to provide that if the executive receives payments under the agreement or any other plan, arrangement or agreement with Hexcel in connection with the Investors' Share Purchase or as a result of termination of employment before December 19, 2002, then Hexcel will hold the executive harmless from the effect of any excise tax imposed on "excess parachute payments." The executive agrees not to compete with Hexcel for one year or three years after termination of employment depending on whether termination occurs under circumstances described in clause (i) or clause (ii) above, respectively. In the case of Mr. Lee, payments made under the Severance Agreement will be reduced by any amounts received under his Employment Agreement for similar severance payments. For Messrs. Kinne, Forsyth and Krakower, the Severance Agreement supercedes and terminates their prior severance arrangements with Hexcel.

    SUPPLEMENTAL RETIREMENT AGREEMENTS WITH MESSRS. KINNE, FORSYTH AND KRAKOWER

    In May 2000, Hexcel agreed to provide each of Messrs. Kinne, Forsyth and Krakower with a benefit intended to supplement such executive's retirement income from Hexcel's other retirement programs and social security. The Normal Retirement Benefit under the SERP Agreement for retirement at age 65 is a monthly payment equal to the difference between (1) the product of the executive's Final Average Pay, Benefit Percentage, and Vesting Percentage, and
(2) the Qualified Pension Benefits. Final Average Pay is the executive's monthly compensation (salary and bonus without reduction for amounts deferred) for the highest paid 36 months of the executive's final 60 months of employment. The Benefit Percentage is a percentage, based on a formula, which increases with each month of continuous service with Hexcel. The Vesting Percentage is (i) in the case of Messrs. Kinne and Krakower, 100% if the executive has completed at least 60 months of continuous service with Hexcel; otherwise, 0%; and (ii) in the case of Mr. Forsyth, 100% if Mr. Forsyth has completed 24 months of continuous service with Hexcel after the date of the agreement; otherwise, 0%. Qualified Pension Benefits are the actuarially determined monthly value of the vested benefits under the Pension Plan, and the vested contributions made by Hexcel to the 401(k) Retirement Savings Plan and the 401(k) Restoration Plan (deemed increased at a 6% per annum rate of return) and, in the case of Mr. Forsyth, any similar or analogous benefits arising by Mr. Forsyth's employment with any former affiliate of Hexcel.

    Unless otherwise provided in the SERP Agreement, if the executive's employment terminates, Hexcel will pay the Normal Retirement Benefit to the executive starting the month after his employment terminates and ending with his death, or, if later, after 120 payments have been made. Any payments made after death shall be made to the executive's surviving beneficiary or estate. Upon certain terminations within two years after a "change in control" (as defined), termination by Hexcel without "cause" (as defined), and termination by the executive for "good reason" (as defined), the executive will be paid a lump sum equal to the actuarial present value of the Normal Retirement Benefit (computed using a Vesting Percentage of 100% and continuous service equal to the executive's actual continuous service plus, in the case of a change of control, 36 months, and in the case of termination by Hexcel without cause or by the executive for good reason, 12 months). The Investors' Share Purchase constitutes such a change of control event. If the executive's employment terminates due to a disability, he will receive a monthly benefit in an amount equal to the product of the executive's Final Average Pay and Benefit Percentage, less the executive's Qualified Pension Benefits. No benefits are payable if the executive is terminated for cause. In addition, the executive may elect to provide certain survivorship benefits to a designated beneficiary, but the benefit payable to the executive shall be reduced to reflect the actuarial equivalence of the survivorship benefit so elected. With certain limitations, the executive may, from time to time, elect the form of payment of benefits between receiving a monthly amount or a lump sum amount.

    If each of Messrs. Kinne, Forsyth and Krakower had retired at December 31, 2000, assuming a vesting percentage of 100% their Normal Retirement Benefit under the SERP Agreement, payable commencing at age 65, would equal approximately $5,226, $11,389, and $5,336 per month, respectively.

    ADDITIONAL PENSION AGREEMENT WITH MR. HUNT

    Mr. Hunt is a participant in the Hexcel Composites Limited Pension Scheme (the "HCL Pension Scheme") sponsored by Hexcel Composites Limited, a wholly owned United Kingdom subsidiary of Hexcel ("HCL"), for the benefit of its employees. The HCL Pension Scheme includes certain legal limitations on the amount of earnings which can be included for determination of a pension. HCL has agreed to provide Mr. Hunt with an additional pension which is designed to provide, when combined with the HCL Pension Scheme and certain other benefits, a pension equal to the pension the HCL Pension Scheme would provide Mr. Hunt if it were not limited by the legal earnings limitation. The amount of Mr. Hunt's pension is equal to two-thirds of 104% of his basic salary for the year prior to retirement ("Pensionable Salary") at any time after age 60. If he leaves service prior to age 60, he receives a pension equal to his Pensionable Salary multiplied by the number of months from the date he joined the pension scheme of HCL's predecessor pension scheme prior to such termination (up to 480) divided by 720. As of December 31, 2000, the number of months since Mr. Hunt joined such pension scheme exceeds 480. If Mr. Hunt leaves the service of HCL prior to age 60, his pension is deferred to age 65, but he may receive a reduced pension if he chooses early payment. Mr. Hunt may also choose to receive all or part of his benefit in a lump sum. Pension payments increase annually at the lesser of 5% and the Retail Prices Index. If Mr. Hunt continues to be employed by Hexcel at his current base salary until age 65, Mr. Hunt would receive an annual benefit of $173,724. If Mr. Hunt's base salary during the year prior to his retirement at age 65 increased to 120% of his current base salary, he would receive an annual benefit of $208,469.

    AGREEMENTS OF MESSRS. KINNE, FORSYTH, KRAKOWER AND HUNT ENTERED INTO IN
     CONNECTION WITH THE INVESTORS' SHARE PURCHASE

    In connection with the Investors' Share Purchase, each of Messrs. Kinne, Forsyth, Krakower and Hunt entered into an agreement with Hexcel dated
October 11, 2000 (amended with respect to Messrs. Kinne, Forsyth and Hunt as of November 21, 2000). These agreements provide, among other things: (i) that the consummation of the transactions contemplated by the Stock Purchase Agreement would not be deemed a "change of control" for purposes of all equity-based awards previously granted to such persons (thereby waiving the acceleration of vesting and exercisability of stock options, and the immediate receipt of shares underlying outstanding restricted stock units, which otherwise would have occurred upon the closing of the Investors' Share Purchase), (ii) that each award agreement with respect to outstanding equity-based awards granted to such persons, and the severance agreements and SERP agreements of Messrs. Kinne, Krakower and Forsyth, are amended to incorporate a new definition of "change of control"; (iii) that (x) stock options that were unvested at the closing of the Investors' Share Purchase would vest and become exercisable, and (y) the shares underlying RSUs and PARS that were outstanding at the closing of the Investors' Share Purchase would be distributed, on the earlier to occur of (A) as to 50% of the shares subject thereto, on the first anniversary of the closing, and as to the remaining 50% of the shares subject thereto, on the second anniversary of the closing, (B) the executive's termination of employment under certain circumstances, or (C) the occurrence of a subsequent change in control;
(iv) that if the executive receives payments under his severance agreement or any other plan, arrangement or agreement with Hexcel in connection with the Investors' Share Purchase or as a result of termination of employment before December 19, 2002, then Hexcel will hold the executive harmless from the effects of any excise tax that may be imposed on "excess parachute payments"; and
(v) for new grants of non-qualified stock options to Messrs. Kinne, Forsyth, Krakower and Hunt to purchase an aggregate of 201,634 shares of Hexcel Common at an exercise price of $11.00 per share. With respect to the grants referred to in clause (v), the agreements specifically provide that these grants are not in lieu of, and are not to be taken into account in determining the size or terms of, the annual equity-based incentive grants for such persons for 2001 or any other fiscal year.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Hexcel's Compensation Committee (the "Committee") is made up of three individuals each of whom is a nonemployee member of the Board of Directors. The Committee is accountable to the Board of Directors for developing, monitoring, and managing the executive compensation programs at Hexcel. Specifically, the Committee reviews and authorizes the salaries, cash incentives and equity incentives for the executive officers of Hexcel, including all of the Named Executive Officers. The Committee administers the incentive stock plans which provide for grants of stock options, restricted stock units, and other forms of equity-based compensation.

    In making its decisions, the Committee considers prevailing compensation practices among a group of companies (the "Comparator Group"). The Comparator Group includes a peer group of companies plus others that help ensure that the Committee's benchmarks for compensation decisions reasonably reflect Hexcel's executive labor market and principal operating competitors. The Comparator Group is the same group of companies identified as the Comparator Group whose Total Shareholder Return is disclosed in the Performance Graph.

    Hexcel's compensation programs are aligned with the Committee's beliefs that:

    1. Base salaries in the aggregate should approximate the median levels for similar positions in the Comparator Group;

    2. Annual cash incentives at target performance should represent a significant portion of total cash compensation for executives, and should provide meaningful risk and reward for variations in performance from target levels; and

    3. Long-term stock incentives should represent a significant portion of total compensation to link executives' rewards directly with stockholders' risks and opportunities, and to focus executive attention on creating long-term stockholder value.

    The Committee believes that establishing a compensation program reflecting these principles will position Hexcel to attract and retain top quality executives, align management and stockholder interests, and enhance the financial returns to Hexcel's stockholders. During 2000, the Committee reviewed the total compensation provided to executives to ensure that it is consistent with these principles and reflective of practices within the Comparator Group. The Committee was guided in its review by outside consultants. Each component of executive compensation is described more fully below.

    BASE SALARY

    Base salaries for executives are determined by the Committee considering Comparator Group salary practices for positions of similar responsibilities and individual and business unit performance. The Committee also assesses the contributions of Hexcel's executives to corporate and business unit objectives such as: return on net assets, implementation of capital investments, cost effectiveness, margin improvements, quality, labor relations, execution of acquisitions, leadership, development, strategic impact, divestitures and revenue growth.

    The Committee has established base salaries for executives that, in the aggregate, approximate the median of comparable positions in the Comparator Group. Effective January 2001 the Committee approved salary increases for the Named Executive Officers, other than the Chief Executive Officer, which averaged
3.5 percent.

    ANNUAL INCENTIVES

    In 2000 the Management Incentive Compensation Plan aligned annual cash incentive compensation with the attainment of corporate and/or business unit performance goals for earnings before interest, taxes, depreciation and amortization ("EBITDA"), and the degree of achievement of individual objectives. For the Named Executive Officers, other than the Chief Executive Officer, target awards ranged from 45% to 65% of base salaries, depending on the nature of the position. Actual awards could have ranged between 0% and 200% of target awards based on the degree of attainment of performance goals and, other than for the Chief Executive Officer, the attainment of individual objectives. For 2000, the Named Executive Officers other than the Chief Executive Officer received cash awards averaging 116% of their target awards.

    Hexcel maintains the Management Stock Purchase Plan to promote executive ownership of Hexcel's stock. Under this plan, an executive may elect to purchase RSUs with up to 50% of his or her pre-tax annual cash incentive award. An RSU becomes an unrestricted share of Hexcel Common upon the expiration of the applicable Restricted Period (as such term is defined in the plan). The purchase price of an RSU is 80% of the average of the closing prices of Hexcel Common for the five trading days immediately preceding the date on which the cash incentive awards are payable. One-third of the RSUs purchased will vest on each of the first three anniversaries of the date of purchase. Mr. Kinne elected to apply 50% of his cash incentive award for 2000 to purchase RSUs.

    EQUITY-BASED INCENTIVES

    The Incentive Stock Plan authorizes the issuance of stock-based awards, including nonqualified stock options and PARS. The Committee has the authority to determine the terms and conditions of the awards, such as the exercise price and duration of options, vesting schedules and terms related to termination of employment.

    Grants of stock options and PARS to the Named Executive Officers, other than the Chief Executive Officer, are based on the Committee's assessment of competitive practices, recommendations from the Chief Executive Officer based on individual performance, past awards and the need to retain and incentivize key employees. In December 2000, the Committee approved as part of the annual compensation review the grant of 152,700 nonqualified stock options and 50,900 PARS to the Named Executive Officers, not including the Chief Executive Officer. In addition, in connection with the closing of the Investors' Share Purchase, an aggregate of 201,634 nonqualified stock options were granted to the Named Executive Officers other than the Chief Executive Officer in accordance with the terms of certain agreements pursuant to which such persons, among other things, agreed to waive the Investors' Share Purchase as a "change in control" event under outstanding stock incentive grants. Under these agreements, these grants were not to be in lieu of, and were not to be taken into account in determining the size or terms of, the annual equity-based incentive grants for such persons. See "EXECUTIVE COMPENSATION, Employment and Other Agreements, AGREEMENTS OF MESSRS. KINNE, FORSYTH, KRAKOWER AND HUNT ENTERED INTO IN CONNECTION WITH THE INVESTORS' SHARE PURCHASE."

    The level of stock incentive compensation among the companies in the Comparator Group has increased in recent years. In implementing Hexcel's stock incentive plans, such as the Incentive Stock Plan and the Management Stock Purchase Plan, the Committee uses a Black-Scholes valuation methodology to assist in determining the number of shares of Hexcel Common to be awarded to each executive. Thus, the number of shares awarded to an executive is a function of the value of competitive awards granted to executive officers of the Comparator Group and the value of Hexcel Common.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    The Board determined that it was important to maintain the continuity of senior management in connection with the closing of the Investors' Share Purchase. Therefore, among other things, Hexcel entered into the Employment Agreement with Mr. Lee. See "EXECUTIVE COMPENSATION, Employment and Other Agreements, EMPLOYMENT AGREEMENT WITH MR. LEE."

    In determining Mr. Lee's compensation, the Committee considers Hexcel's financial and nonfinancial performance, as well as an analysis of Mr. Lee's total compensation in relation to Chief Executive Officers in the Comparator Group. The Committee establishes Mr. Lee's base salary to approximate the median level reflected in the Comparator Group for comparable positions. Mr. Lee's base salary for 2001 is $665,000, which represents a 3.6% increase over his base salary for 2000.

    In 2000, Mr. Lee's target under the Management Incentive Compensation Plan was 80% of base salary and his actual award could have ranged between 0% and 160% of base salary depending upon Hexcel's achievement of its EBITDA goals. Based upon Hexcel's financial performance against these goals established for 2000, Mr. Lee's actual 2000 bonus was $604,000, which was 117% of target.
Mr. Lee's bonus was based solely on Hexcel's financial performance with no component for personal objectives. Mr. Lee elected to apply 50% of his 2000 bonus to purchase 35,156 RSUs under the Management Stock Purchase Plan.

    In December 2000, Mr. Lee received grants of 155,200 nonqualified stock options and 51,700 PARS as part of the annual compensation review. In addition, in connection with the closing of the Investors' Share Purchase, an aggregate of 364,000 nonqualified stock options were granted to Mr. Lee in accordance with the terms of his Employment Agreement. Under the Employment Agreement, this grant was not to be in lieu of, or taken into account in determining the size of, the annual equity-based incentive grant for Mr. Lee. See "EXECUTIVE COMPENSATION, Employment and Other Agreements, EMPLOYMENT AGREEMENT WITH
MR. LEE" above.

    STOCK OWNERSHIP GUIDELINES

    Effective January 1, 1998 the Committee and Board approved the implementation of stock ownership guidelines for members of senior management and directors. The guideline is five times base salary for the Chief Executive Officer, three times salary for certain members of senior management, one times salary for other members of senior management, and three times annual retainer fees for directors. All persons covered by the guidelines are expected to increase ownership towards the guideline amounts progressively over three years. All stock accumulated through the Management Stock Purchase Plan, purchased and retained through stock option exercise, acquired on the open market, or retained through the PARS program are considered in measuring compliance with the guideline. Unexercised stock options are not included in computing ownership levels. The Committee believes that investments in Hexcel Common at these guideline levels will benefit shareholders by further aligning the personal financial interests of executives and directors with those of Hexcel's investors, thereby promoting decision-making that maximizes shareholder value.

    TAX DEDUCTIBILITY OF COMPENSATION

    It is the Committee's general policy to consider whether particular payments and awards are deductible to Hexcel for federal income tax purposes, along with other factors that may be relevant in setting executive compensation practices. Consistent with this policy and in response to the Treasury regulations regarding the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, the Committee takes appropriate steps to optimize deductibility except where the best interests of Hexcel call for a different compensation design.

                                        Martin L. Solomon, Chairman
                                        Marshall S. Geller
                                        Sanjeev K. Mehra
                                            The Members of the Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following directors were members of the Committee during 2000: Marshall
S. Geller and Martin L. Solomon. Sanjeev K. Mehra joined the Committee as an Investor Director on December 19, 2000. Stanley Sherman and Walter D. Hosp, who were directors appointed by Ciba until December 19, 2000, also served on the Committee during 2000.

COMPENSATION OF DIRECTORS

    Nonemployee directors are compensated for services as directors with an annual retainer of $30,000 payable quarterly. Nonemployee directors are also paid $1,200 for each Board of Directors meeting and $600 for each committee meeting attended. Committee chairmen are paid an additional $3,000 and receive a grant of 1,000 nonqualified stock options per year. Messrs. Lee and Kinne do not receive any compensation as members of the Board of Directors.

    In December 2000, the Board of Directors offered each nonemployee director other than Messrs. Mehra and Sacerdote the opportunity to receive his 2001 retainer compensation in the form of discounted nonqualified stock options. In lieu of a portion (between 25% and 100%) of a director's annual retainer (including any retainer paid to committee chairmen), a director could elect to receive that number of stock options determined by dividing the dollar amount of such portion by the exercise price of the stock option. The exercise price of each stock option is 50% of the fair market value of a share of Hexcel Common on the grant date. The options vest proportionately with the lapse of time over the first year after grant and expire ten years from the date of grant. In accordance with elections made by participating directors, the following nonqualified options were granted at an exercise price of $4.50 per share:
Messrs. Rubin and Solomon--7,333; Messrs. Evans, Gaffney and Geller--6,667;
Mr. Bellows--3,333.

    Pursuant to the Incentive Stock Plan, each person who becomes a director and who is not also a full-time employee of Hexcel will be granted, upon election or appointment as a director, a nonqualified option to purchase 10,000 shares of Hexcel Common with an exercise price equal to the fair market value of Hexcel Common on the date of grant. The Incentive Stock Plan further provides that immediately after each annual meeting of stockholders each director who is not also a full-time employee of Hexcel on such date will be granted a nonqualified option to purchase an additional 2,000 shares of Hexcel Common with an exercise price equal to the fair market value of Hexcel Common on the date of grant. Each of Messrs. Bellows, Gaffney, Mehra and Sacerdote were granted 10,000 options at an exercise price of $9.3125 per share upon joining the Hexcel Board of Directors in December 2000. Based on information provided to Hexcel, GS Group is the beneficial owner of all cash and equity-based compensation received by Messrs. Mehra and Sacerdote for their service as directors of Hexcel.

                               PERFORMANCE GRAPH

    The following graph indicates Hexcel's total return to its stockholders during the past five years, as compared to the total returns of the Standard & Poor's 500 Composite Stock Price Index ("S&P Index"), Media General Financial Services' Aerospace Components Stock Price Index ("Media General Aerospace/ Defense Index") and a Comparator Group consisting of companies chosen by the Executive Compensation Committee.

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

                                        DEC-95  DEC-96  DEC-97  DEC-98  DEC-99  DEC-00
Hexcel Corporation                         100  144.44  221.66   74.44   49.44   79.45
S&P 500                                    100   122.9  163.85  210.58  254.83  231.62
Comparator Group                           100  114.48  126.58  125.13  151.52  167.68
Media General Aerospace/ Defense Index     100  128.48  137.39  110.85  102.66  158.48

                                                                                              MEDIA
                                                                                             GENERAL
                                                                                            AEROSPACE/
                                                       HEXCEL                 COMPARATOR     DEFENSE
DATE                                                 CORPORATION   S&P 500    GROUP(2)(3)    INDEX(1)
----                                                 -----------   --------   -----------   ----------
December 1995......................................    $100.00     $100.00      $100.00       $100.00
December 1996......................................    $144.44     $122.90      $114.48       $128.48
December 1997......................................    $221.66     $163.85      $126.58       $137.39
December 1998......................................    $ 74.44     $210.58      $125.13       $110.85
December 1999......................................    $ 49.44     $254.83      $151.52       $102.66
December 2000......................................    $ 79.45     $231.62      $167.68       $158.48

    Assumes quarterly reinvestment of dividends.

(1) Data provided by Media General Financial Services

(2) Comparator Group consists of Albemarle Corp., Alliant Techsystems Inc., CertainTeed Corporation, Coltec Industries, Cordant Technologies Inc., Corning Inc., Cytec Industries, Engelhard Corp., Gencorp Inc., General Dynamics Corp., Great Lakes Chemical, H.B. Fuller Co., Hercules Inc., Lockheed Martin Corp., Lord Corporation, Millennium Chemicals, Inc.*, Owens Corning, PPG Industries Inc., Raychem Corp., Raytech Corp., Rohm and Haas Company*, SPS Technologies Inc.,

    Union Carbide Corp. and W.R. Grace and Co.* The return is determined by
    (i) assuming dividends are reinvested quarterly; (ii) adjusting for spin-offs or other special dividends; and (iii) weighing the issuers for stock market capitalization on a quarterly basis.

(3) The Comparator Group contains certain changes from the Comparator Group used to prepare the Performance Graph in 2000 (the "2000 Comparator Group"). To obtain the Comparator Group, certain companies were eliminated from the 2000 Comparator Group because current compensation data was not available. The Committee further determined to add three companies to the Comparator Group (indicated in footnote 2 by an *); these additional companies are generally similar in size and business to other companies in the Comparator Group, providing a broader range of comparisons for the Committee to consider. The total return as at December of the following years for the companies which composed the 2000 Comparator Group was (to the extent data is available):
    1995--$100.00; 1996--$115.93; 1997--$125.21; 1998--$125.56; 1999--$152.64
    and 2000--$168.05.

                             AUDIT COMMITTEE REPORT

    The Audit Committee oversees Hexcel's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

    The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Hexcel's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and Hexcel including the matters in the written disclosures required by the Independence Standards Board.

    The Committee discussed with Hexcel's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Hexcel's internal controls, and the overall quality of Hexcel's financial reporting.

    In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also selected Hexcel's independent auditors, PricewaterhouseCoopers LLP.

                                          Lewis Rubin, Chairman
                                          H. Arthur Bellows, Jr.
                                          James J. Gaffney
                                            The Members of the Committee

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On December 19, 2000, the Investors purchased the Initial Investors' Shares (14,525,000 shares of Hexcel Common) from Ciba pursuant to the Stock Purchase Agreement. In connection with this transaction, Hexcel entered into various agreements with the Investors including the Governance Agreement, a Registration Rights Agreement, and an agreement dated October 11, 2000 pursuant to which Hexcel made various representations and warranties to the Investors and provided the Investors with indemnification, subject to limitations, for losses suffered as a result of breaches by Hexcel of these representations and warranties. Hexcel and Ciba also entered into a Consent and Termination Agreement pursuant to which, among other things, Ciba caused its four existing board designees to resign from the Board of Directors and the governance agreement with Ciba terminated effective as of the closing of the Investors' Share Purchase. Currently, Ciba is the beneficial owner of 3,581,545 shares of Hexcel Common, representing approximately 9.6% of the issued and outstanding Hexcel Common. Hexcel is the issuer of an outstanding increasing rate senior subordinated note due 2003 (the "Ciba Note") held by Ciba, and during the first half of 2000 was party to certain supply and manufacturing arrangements with Ciba.

THE GOVERNANCE AGREEMENT

    Pursuant to the Governance Agreement, Hexcel's Board of Directors was reconstituted as described under "ELECTION OF DIRECTORS." The material provisions of the Governance Agreement are described below.

    CORPORATE GOVERNANCE

    Pursuant to the Governance Agreement, Hexcel has agreed to exercise all authority under applicable law to cause any slate of nominees presented to stockholders for election to the Board of Directors to consist of certain specified numbers of Investors' Nominees and Independent Nominees, in addition to the Chairman. The precise number of Investors' Nominees and Independent Nominees to be included in any slate of nominees varies based on the Investors' percentage ownership of the voting securities of Hexcel. See "ELECTION OF DIRECTORS." The Governance Agreement further provides that for so long as the Investors are entitled to designate two or more Investors' Directors for election to the Board of Directors, each committee of the Board of Directors shall consist of at least one Investors' Director. See "ELECTION OF DIRECTORS, Meetings and Standing Committees of the Board of Directors." Pursuant to the Governance Agreement, new directors chosen to fill vacancies on the Board of Directors shall be selected as follows: (i) if the new director is to be an Investors' Director, then the Investors shall designate the new director;
(ii) if the former director was the Chairman, the replacement Chairman shall be the replacement director; and (iii) if the new director is to be an Independent Director (other than the Chairman), the remaining Independent Directors (including the Chairman if he or she is an Independent Director) shall designate the new director.

    If at any time the number of Investors' Nominees entitled to be nominated to the Board would decrease, the Governance Agreement generally requires the Investors to cause a sufficient number of Investors' Directors to resign from the Board of Directors so that the number of Investors' Directors on the Board of Directors after such resignation(s) equals the number of Investors' Nominees that the Investors would have been entitled to designate had an election of directors taken place at such time. Any vacancies created by such resignations would be filled by Independent Directors.

    CERTAIN APPROVALS

    Under the Governance Agreement, so long as the Investors beneficially own voting securities representing 15% or more of the total voting power of Hexcel, the Board of Directors shall not authorize, approve or ratify any of the following actions without the approval of a majority of the Investors'
Directors: (i) any merger, consolidation, acquisition or other business combination involving Hexcel or any subsidiary of Hexcel (other than a tender offer, merger or sale of substantially all of Hexcel's assets or similar transaction (a "Buyout Transaction")), if the value of the consideration paid or received by Hexcel and/or its stockholders in such individual transaction or the aggregate consideration paid or received by Hexcel in all such transactions approved by the Board of Directors during the prior
12 months exceeds the greater of $150 million or 11% of Hexcel's total consolidated assets; (ii) any Buyout Transaction; PROVIDED, HOWEVER, that the Investors' Directors approval rights with respect to a Buyout Transaction shall apply only until June 19, 2002; (iii) any sale, transfer, conveyance, lease or other disposition or series of related dispositions of assets, business or operations of Hexcel or any of its subsidiaries (other than a Buyout Transaction), if the value of the assets, business or operations so disposed during the prior 12 months exceeds the greater of $150 million or 11% of Hexcel's total consolidated assets; and (iv) any issuance by Hexcel or any significant subsidiary of Hexcel of equity securities (other than (a) pursuant to customary employee or director stock option or incentive compensation or similar plans, (b) transactions solely among Hexcel and its subsidiaries,
(c) upon conversion of convertible securities or upon exercise of warrants or options, or (d) in connection with any mergers, consolidations, acquisitions or other business combinations involving Hexcel or any of its subsidiaries), if the value of the consideration received by Hexcel for such transactions during the prior 12 months exceeds the greater of $150 million or 11% of Hexcel's total consolidated assets. Notwithstanding clause (iv) above, prior to December 19, 2001 neither Hexcel nor a subsidiary of Hexcel may issue shares of Hexcel Common in a registered public offering or in a private placement or otherwise without the approval of the Investors' Directors, except for an issuance of up to 6,900,000 shares of Hexcel Common in which the offering price is unanimously approved by a pricing committee of the Board of Directors consisting of one Investors' Director, the Chairman and one additional Independent Director.

    Under the terms of the Governance Agreement, the Investors have agreed that, in any election of directors or any meeting of stockholders of Hexcel called expressly for the removal of directors, so long as the Board of Directors includes (and will include after any such removal) the requisite number of Investors' Directors, the Investors will be present for purposes of establishing a quorum and will vote all of their voting securities of Hexcel (x) in favor of any nominee or director selected in accordance with the terms of the Governance Agreement and (y) against the removal of any director designated in accordance with the terms of the Governance Agreement. Other than voting for the election of directors, the Investors will be free to vote their voting securities of Hexcel as they wish except (i) in connection with an offer for a Buyout Transaction, in which case other restrictions apply, as described below, and
(ii) the Investors must vote against any amendment to Hexcel's certificate of incorporation that would modify the directors' and officers' indemnification provisions contained therein in a manner which would adversely affect the persons who are entitled to indemnification thereunder.

    STANDSTILL

    Under the terms of the Governance Agreement, the Investors have agreed, subject to certain specified exceptions, that they will not, directly or indirectly, (i) acquire beneficial ownership of any voting securities of Hexcel, by purchase or otherwise; (ii) enter into, propose to enter into, solicit or support any merger or business combination or similar transaction involving Hexcel or any of its subsidiaries or purchase, acquire, propose to purchase or acquire or solicit or support the purchase or acquisition of any portion of the business or assets of Hexcel or any significant subsidiary of Hexcel (except for nonmaterial amounts); (iii) initiate or propose any security holder proposal without the approval of the Board of Directors or make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) to vote or seek to advise or influence any person or entity with respect to the voting of any voting securities of Hexcel or request or take any action to obtain any list of security holders for such purposes with respect to any matter other than those with respect to which the Investors may vote in their sole discretion under the Governance Agreement (or, as to such matters, solicit any person in a manner that would require the filing of a proxy statement under Regulation 14A of the Exchange Act); (iv) form, join or otherwise participate in a group formed for the purpose of acquiring, holding, voting, disposing of or taking any action with respect to Hexcel's voting securities that would be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the Commission; (v) deposit any voting securities of Hexcel in a voting trust or enter into any voting agreement with respect thereto (other than the Governance Agreement); (vi) seek representation on the Board of Directors (other than as provided in the Governance Agreement), remove a director or seek a change in the size or composition of the Board of Directors; (vii) make any request to amend or waive the provisions of the Governance Agreement referred to in this paragraph that would require public disclosure; (viii) disclose any intent, purpose, plan, arrangement or proposal inconsistent with the foregoing (including any such intent, purpose, plan, arrangement or proposal that is conditioned on or would require the waiver, amendment, nullification or invalidation of any of the foregoing) or take any action that would require public disclosure of any such intent, purpose, plan, arrangement or proposal; (ix) take any action challenging the validity or enforceability of the foregoing; or (x) assist, advise, encourage or negotiate with respect to or seek to do any of the foregoing. However, notwithstanding the foregoing, no Investor may acquire any Hexcel voting securities if such acquisition would result in a default or acceleration of amounts outstanding under Hexcel's bank credit facility or the indenture governing Hexcel's outstanding 9 3/4% Senior Subordinated Notes due 2009, unless, prior to such acquisition, any required consents under these debt documents are obtained.

    BUYOUT TRANSACTIONS

    The Governance Agreement provides that, notwithstanding the standstill provisions described above, under certain circumstances the Investors may propose, participate in, support or cause the consummation of a "Third Party Offer" or an "Investor Buyout Transaction." A "Third Party Offer" is an offer by a party other than an Investor or an affiliate of an Investor to enter into a Buyout Transaction. An "Investor Buyout Transaction" is a Buyout Transaction by the Investors or their affiliates involving the acquisition of all Hexcel Common held by stockholders other than the Investors and their affiliates ("Other Stockholders") in which each Other Stockholder is entitled to receive upon consummation of such Buyout Transaction consideration that is (i) approved by
(x) a majority of the Independent Directors acting solely in the interests of the Other Stockholders after the receipt of an opinion of an independent nationally recognized investment banking firm retained by them or (y) a majority in interest of the Other Stockholders by means of a stockholder vote solicited pursuant to a proxy statement containing the information required by
Schedule 14A under the Exchange Act (it being understood that the Independent Directors will, consistent with their fiduciary duties, be free to include in such proxy statement, if applicable, the reasons underlying any failure by them to approve a Buyout Transaction by the requisite vote, including whether a fairness opinion was sought by the Independent Directors and any opinions or recommendations expressed in connection therewith) and (ii) fair from a financial point of view to the Other Stockholders in the opinion of an independent nationally recognized investment banking firm (including such a firm retained by the Investors).

    In particular, if Hexcel becomes the subject of a Third Party Offer or an Investor Buyout Transaction, at any time, which is approved by a majority of the Board of Directors and by a majority of the Independent Directors acting solely in the interest of the Other Stockholders, then the Investors may act in their sole discretion with respect to such Third Party Offer or Investor Buyout Transaction. If Hexcel becomes the subject of a Third Party Offer prior to December 19, 2003 and such Third Party Offer is approved by a majority of the Board but not by a majority of the Independent Directors acting solely in the interest of the Other Stockholders, then none of the Investors nor any of their affiliates may support or vote in favor of such Third Party Offer, or tender or sell their voting securities to the person making such Third Party Offer. If Hexcel becomes the subject of a Third Party Offer or an Investor Buyout Transaction after December 19, 2003 and such Third Party Offer or Investor Buyout Transaction is approved by a majority of the Board but not by a majority of the Independent Directors acting solely in the interest of the Other Stockholders, then the Investors and their affiliates must vote all of their voting securities against such Third Party Offer or Investor Buyout Transaction in proportion to the votes cast against such Third Party Offer or Investor Buyout Transaction with respect to the voting securities held by the Other Stockholders, and may not tender or sell their voting securities to the party making such Third Party Offer or Investor Buyout Transaction in a proportion greater than the tenders or sales made by the Other Stockholders to the party making such Third Party Offer or Investor Buyout Transaction.

    ISSUANCE OF ADDITIONAL SECURITIES

    If, at any time after the Closing for so long as the Investors are entitled to designate one or more nominees for election to the Board of Directors, Hexcel issues any additional voting securities for cash, the

Investors will, pursuant to the Governance Agreement, have the option to purchase, for the same consideration and otherwise on the same terms as are applicable to such issuance by Hexcel, an amount of such voting securities that would allow the Investors to beneficially own the same percentage of the total voting power of Hexcel after such issuance as the Investors beneficially owned immediately prior to such issuance. However, the foregoing right of the Investors shall not apply to any issuance of voting securities (i) in connection with a registered public offering of up to 6,900,000 shares of Hexcel Common in which the offering price is unanimously approved by a pricing committee of the Board of Directors consisting of one Investors' Director, the Chairman and one additional Independent Director, (ii) upon conversion of any convertible securities, or (iii) pursuant to stock option or incentive compensation or similar plans.

    TRANSFER RESTRICTIONS

    None of the Investors or their affiliates may sell or transfer Hexcel voting securities prior to December 19, 2001, except to another Investor. After December 19, 2001, the Investors may generally sell or transfer their Hexcel voting securities to (i) another Investor, provided such Investor agrees to be bound by the terms of the Governance Agreement if it is not already so bound,
(ii) in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), regardless whether such limitations are applicable, and otherwise subject to compliance with the Securities Act, (iii) in a registered public offering or a non-registered offering subject to an applicable exemption from the registration requirements of the Securities Act, in a manner calculated to achieve a Broad Distribution (as defined in the Governance Agreement), or (iv) in a Third Party Offer, but only if otherwise permitted by the Governance Agreement, as described above under "Buyout Transactions." In addition, after December 19, 2001 the Investors may sell Hexcel voting securities in a manner not described under clauses (i) to (iv) above, provided that (a) any buyer of an amount of Hexcel Common equal to or greater than 5% of the then outstanding Hexcel Common agrees with Hexcel, for a period of three years, to be bound by the provisions described under "Standstill" and the last paragraph of "Certain Approvals" above, and (b) for the period from June 19, 2001 to December 19, 2001, Hexcel has the option to purchase any Hexcel Common proposed to be sold by the Investors at the price at which the Hexcel Common is proposed to be sold. However, notwithstanding the foregoing, no Investor may sell or transfer any Hexcel voting securities if such sale or transfer would result in a default or acceleration of amounts outstanding under Hexcel's bank credit facility or the indenture governing Hexcel's outstanding 9 3/4% Senior Subordinated Notes due 2009, unless, prior to such sale or transfer, any required consents under these debt documents are obtained.

    TERM

    The Governance Agreement will terminate upon the earlier of
(i) December 19, 2010, and (ii) the occurrence of any event in accordance with the Governance Agreement that causes the percentage of the total voting power of Hexcel beneficially owned by the Investors to be below 10% or equal to or above 90%. In addition, either party may terminate the Governance Agreement if the other party breaches or violates a material obligation under the Governance Agreement and fails to cure the breach or violation within 60 days of written notice of the breach or violation from the other party.

THE REGISTRATION RIGHTS AGREEMENT

    In connection with the Investors' Share Purchase, Hexcel and the Investors entered into a Registration Rights Agreement dated as of December 19, 2000 (the "Registration Rights Agreement"). The Registration Rights Agreement provides that any time after December 19, 2001, the Investors may demand that Hexcel prepare and file with the SEC a registration statement covering the shares of Hexcel Common owned by the Investors. The Investors' demand must be for a number of shares of Hexcel Common that represents at least 20% of the Hexcel Common then owned by the Investors and must have an aggregate anticipated offering price of at least $25,000,000. The Investors are entitled to make up to three demands for registration. The Investors also have the right, subject to restrictions, to include their Hexcel Common in any other registration by the Company of its equity securities under the Securities Act. The Registration Rights Agreement also contains provisions relating to blackout periods during which the Investors would

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not be permitted to sell shares of Hexcel Common otherwise eligible for sale under the Registration Rights Agreement, and relating to priority for inclusion of shares in an offering in the event that the underwriters of such offering determine the number of shares requested to be included in such offering must be reduced. Hexcel is generally required to pay for all expenses in connection with a sale of all or a portion of the Investors' shares, except for underwriting discounts and commissions relating to the shares of Hexcel Common sold by the Investors.

THE HEXCEL-INVESTORS AGREEMENT

    In connection with the Investors Share Purchase, Hexcel and the Investors entered into an Agreement dated as of October 11, 2000 (the "Hexcel-Investors Agreement"). Under the Hexcel-Investors Agreement, Hexcel made customary representations and warranties to the Investors regarding the transaction and certain matters relating to its business and corporate organization. If the Investors suffer any losses caused by one or more breaches of the representations and warranties, Hexcel will indemnify the Investors for one-third of any losses suffered by the Investors over approximately
$1.6 million, subject to a maximum total indemnification by Hexcel of $10 million. Similarly, under the Stock Purchase Agreement, in the event the Investors suffer any losses caused by one or more breaches of the representations or warranties, Ciba will indemnify the Investors for one-third of any losses suffered by the Investors over approximately $1.6 million, subject to a maximum total indemnification amount by Ciba of $10 million. With respect to most of the representations and warranties, if the Investors do not make a claim by December 19, 2001 that such representations and warranties were breached, any such claim is permanently barred.

CONSENT AND TERMINATION AGREEMENT WITH CIBA

    On February 29, 1996, Hexcel consummated certain transactions with Ciba (the "Ciba Acquisition") whereby Hexcel acquired the Composites Business of Ciba in exchange for $25 million in cash, the issuance of $42.8 million worth of notes (including the Ciba Note) and the issuance of 18 million newly issued shares of Hexcel Common, representing approximately 49.9% of Hexcel Common at the time of the Ciba Acquisition. Hexcel and Ciba entered into a variety of agreements in connection with these transactions, including a Governance Agreement dated as of February 29, 1996 between Hexcel and Ciba (the "Ciba Governance Agreement"). Under the terms of the Ciba Governance Agreement, Ciba was entitled to designate four members to Hexcel's ten-member Board of Directors and was subject to restrictions in connection with the transfer of its shares of Hexcel Common.

    In connection with the Investors' Share Purchase, Hexcel entered into a Consent and Termination Agreement with Ciba dated October 11, 2000 (the "Consent and Termination"). Under the terms of the Consent and Termination, among other things, (i) Hexcel waived the transfer restrictions on the shares of Hexcel Common held by Ciba to permit the sale of 14,525,000 shares of Hexcel Common to the Purchasers; (ii) the Ciba Governance Agreement was terminated effective as of the closing date of the Investors' Share Purchase; (iii) Ciba agreed to cause all four of its designees then serving on the Board of Directors to resign as of the closing date of the Investors' Share Purchase; and (iv) Ciba agreed to be present for purposes of establishing a quorum for any future Hexcel shareholder vote.

    Each Purchaser entered into a pledge agreement, dated as of December 19, 2000, pursuant to which such Purchaser granted to Ciba a security interest in all of such Purchaser's right to any shares of Hexcel Common (including the Initial Investors' Shares) held by such Purchaser to secure the payment of the Investors' Promissory Note issued by such Purchaser. Absent a default under the Investors' Promissory Note issued by such Purchaser, such Purchaser has the right to vote all shares of Hexcel Common held by it. After such a default and so long as it continues, Ciba has the right to vote all shares of Hexcel Common held by such Purchaser. In addition, after such a default, Ciba has the right to acquire all shares of Hexcel Common owned by such Purchaser. Under the Consent and Termination, if pursuant to the pledge agreements Ciba acquires enough shares of Hexcel Common from the Purchasers such that the number of shares of Hexcel Common owned by Ciba exceeds 10% of the Hexcel Common outstanding, then so long as Ciba holds greater than 10% of the outstanding Hexcel Common, Ciba is prohibited from transferring its Hexcel Common except for (i) transfers among Ciba Specialty Chemicals Holding Inc. and its wholly

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
owned subsidiaries, (ii) in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act (regardless of whether such limitations are applicable), or (iii) in a registered public offering or a non-registered offering exempt from the registration requirements of the Securities Act; PROVIDED, THAT in the case of clauses (ii) and (iii) the transfer must be in a manner designed to achieve a "Broad Distribution." The term Broad Distribution is defined in the Consent and Termination, and generally means a transfer in a manner such that no party that acquires any shares of Hexcel Common in such transfer will own more than five percent of the outstanding Hexcel Common after such transfer (seven percent with respect to certain institutional investors).

    The Consent and Termination also contains certain provisions regarding the Ciba Note and the indenture governing the Ciba Note, each as discussed below.

CIBA NOTE

    Hexcel issued the Ciba Note to Ciba as part of the purchase price for the Composites Business of Ciba. The current outstanding principal amount is approximately $25 million and is due in full on March 1, 2003. Interest currently accrues at a rate of 11.5% per annum, will increase to 12.0% on February 28, 2002, and is payable semiannually on March 1 and September 1 of each year. Pursuant to the Consent and Termination, (i) Ciba waived any obligation of Hexcel to repurchase the Ciba Note as a result of the Investors' Share Purchase constituting a "change of control" under the terms of the indenture governing the Ciba Note, and (ii) the indenture governing the Ciba Note was amended on December 19, 2000 to (a) require Hexcel to repay all principal and interest due on the Ciba Note immediately upon the completion by Hexcel of a registered underwritten public offering of Hexcel Common prior to December 19, 2001, and (b) eliminate substantially all covenants under the indenture to which Hexcel is subject except the covenant to timely pay all amounts due under the Ciba Note.

SUPPLY AND MANUFACTURING ARRANGEMENTS WITH CIBA

    Ciba and Hexcel were parties to certain supply agreements and purchase orders during 2000. In May 2000, Ciba sold its Performance Polymers division to Vantico International S.A., and assigned these supply agreements and purchase orders to Vantico. Prior to the sale to Vantico, sales to Hexcel by Ciba under such supply agreements were approximately $24.4 million on a worldwide basis in 2000; there were nominal sales by Ciba to Hexcel following the sale to Vantico. Additionally, Hexcel sold a nominal amount of products to Ciba in 2000. Hexcel believes that the terms of each of the foregoing arrangements between Hexcel and Ciba were on terms as fair to Hexcel as those that would have been obtained from an unaffiliated third party.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires Hexcel's directors and executive officers, and persons who own more than ten percent of a registered class of Hexcel's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Hexcel Common and other equity securities of Hexcel. Executive officers, directors, and greater than ten percent stockholders are required by Commission regulations to furnish Hexcel with copies of all Section 16(a) forms they file. To Hexcel's knowledge, based solely on a review of the copies of such reports furnished to Hexcel and representations that no other reports were required, for the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent stockholders were complied with, except as follows: (1) one inadvertent incomplete filing in January, 2000, by Joseph Shaulson, Vice President of Corporate Planning and Chief Information Officer, of a Form 4 due in January, 2000, thereafter amended to show the withholding by Hexcel of 712 shares of Hexcel Common to pay taxes on the conversion of PARS into shares of Hexcel Common; and (2) one inadvertent incorrect filing in September, 1999, by Kirk Forbeck, formerly Corporate Controller and Chief Accounting Officer, of his Form 3, thereafter amended in December 2000 to show the correct expiration date of certain stock options.

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
                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. However, if any other matters not known are properly brought before the Annual Meeting, proxies will be voted at the discretion of the proxy holders and in accordance with their judgment on such matters.

                             STOCKHOLDER PROPOSALS

    Any proposal that a Hexcel stockholder intends to present at the 2002 Annual Meeting of Stockholders of Hexcel (other than those submitted for inclusion in Hexcel's proxy materials) must be submitted to the Secretary of Hexcel at its offices, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238, no earlier than February 8, 2002 and no later than March 10, 2002 in order to be presented at that meeting. Any proposal that a Hexcel stockholder intends to present at the 2002 Annual Meeting of Stockholders of Hexcel must be submitted to the Secretary of Hexcel at its offices no later than December 3, 2001 in order to be considered for inclusion in the Proxy Statement and Proxy relating to that meeting.

                              INDEPENDENT AUDITORS

    A representative of PricewaterhouseCoopers LLP, Hexcel's independent auditors, is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he desires to do so and will be available to answer appropriate questions from stockholders.

AUDIT FEES

    The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements for fiscal year 2000 and the reviews of the financial statements included in the Company's Forms 10-Q for such fiscal year were approximately $614,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    There were no fees billed by PricewaterhouseCoopers LLP for services rendered in connection with financial information systems design and implementation during the fiscal year ended December 31, 2000.

ALL OTHER FEES

    The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered to us during the fiscal year ended December 31, 2000 other than as stated under the caption "Audit Fees" above were approximately $173,000. The Audit Committee has determined that the provision of all non-audit services performed by PricewaterhouseCoopers LLP during the fiscal year ended
December 31, 2000 were compatible with maintaining their independence.

                                 ANNUAL REPORT

    Hexcel's Annual Report to Stockholders containing audited financial statements for the year ended December 31, 2000, is being mailed herewith to all stockholders of record. Additional copies are available without charge on request. Requests should be addressed to the Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford Connecticut, 06901-3238.

                                          HEXCEL CORPORATION

Stamford, Connecticut
April 2, 2001

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
                                                                         ANNEX A

                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                             OF HEXCEL CORPORATION

I.  PURPOSE

1. The primary function of the Audit Committee (or "Committee") is to assist the Board of Directors (or "Board") in fulfilling its oversight responsibilities by reviewing:

    a) The consolidated financial statements and reports provided by Hexcel Corporation and subsidiaries ("Hexcel" or the "Company") to any governmental body or the public;

    b) The Company's system of internal controls regarding finance, accounting, treasury, tax, information systems, legal compliance and professional ethics;

    c) The Company's auditing, accounting and financial reporting processes generally.

2. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, Hexcel's policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

    a) Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system;

    b) Review and appraise the audit efforts of the Company's independent public accountants and its internal audit function;

    c) Provide an open avenue of communication among the independent public accountants, the internal audit function, financial and senior management, and the Board of Directors.

3. The Audit Committee will primarily fulfill these responsibilities by carrying out the activities outlined in Section IV of this Charter.

II.  COMPOSITION

1. The Audit Committee is a committee of the Board of Directors comprised of no less than three (3) directors, each of whom are independent of the management of Hexcel. The determination of director independence shall be made by the Board, based on an assessment of whether or not a director is free of any relationship that, in the opinion of the Board, would interfere with his or her independent judgment as a member of the Committee.

2. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or outside consultants.

3. The members of the Audit Committee shall be elected by the Board of Directors at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chairman is elected by the full Board, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

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
III.  MEETINGS

1. The Audit Committee shall meet at least four (4) times annually, or more frequently as circumstances dictate. As part of its responsibility to foster open communication, the Committee shall meet at least annually with management, the director of the internal audit function, and the independent public accountants in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. The Committee shall also meet at least annually without management, the director of the internal audit function, or the independent public accountants present. In addition, the Audit Committee or at least its Chairman shall review Hexcel's financial results with management and the independent public accountants on a quarterly basis in accordance with IV.2. below.

2. Unless otherwise determined by the Board of Directors or the Audit Committee, the provisions of the Bylaws applicable to the Board relating to call, notice and holding of meetings, quorum, and voting shall apply to the Committee, as provided in Section 32 of the Bylaws.

IV.  RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Audit Committee shall:

    DOCUMENTS AND REPORTS

1. Review and update this Audit Committee Charter periodically, but not less than annually, as conditions dictate.

2. Review with management and the independent public accountants the Company's quarterly financial results, prior to the public release of earnings and the filing with the Securities and Exchange Commission (or "SEC") of the Company's Quarterly Report on Form 10-Q. The Audit Committee may appoint the Chairman to represent the entire Committee for purposes of this review.

3. Review with management and the independent public accountants the Company's Annual Report on Form 10-K, prior to filing with the SEC.

4. Review with management and the independent public accountants any other reports or documents required to be filed with the SEC or any securities exchange that contain significant financial information about the Company.

5. Review any other reports or documents pertaining to finance, accounting, treasury, tax, information systems, legal compliance or professional ethics that management or the independent public accountants request the Audit Committee to review.

    AUDIT PROCESSES

6. Recommend to the Board of Directors the selection of the independent public accountants, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent public accountants. On an annual basis, the Audit Committee shall review and discuss with the independent public accountants all significant relationships that the accountants have with Hexcel, for the purpose of assessing the accountants' independence and objectivity. In connection with this responsibility, the Committee shall request that the independent public accountants provide written confirmation that they are independent from the Company, as defined by Generally Accepted Auditing Standards, together with a description of all relationships that the accountants have with the Company.

7. Review with management, the internal audit function and the independent accountants the internal and external audit plans, including their assessments of major risk factors and key controls, prior to the commencement of significant audit fieldwork.

8. Review the annual summary of internal audit conclusions and recommendations prepared by the internal audit function, together with management's response.

9. Review the annual summary of independent audit conclusions, including recommendations for improvement, prepared by the independent public accountants, together with management's response.

10. Review the performance of the internal audit function, including the performance of any outside service providers within that function.

11. Review the performance of the independent public accountants and approve any proposed discharge of the accountants when circumstances warrant.

12. Periodically consult with the independent public accountants out of the presence of management about internal controls and the fullness and accuracy of the Company's consolidated financial statements.

    FINANCIAL REPORTING PROCESSES

13. In consultation with the internal audit function and the independent public accountants, review the integrity of Hexcel's financial reporting processes.

14. Consider the independent publics accountants' judgments about the quality and appropriateness of the Company's accounting principles and practices as applied to its consolidated financial reports. In connection with this responsibility, the Audit Committee shall request that the independent public accountants describe to the Committee their assessment of the quality of the accounting principles and practices used in preparing the Company's consolidated financial statements, including the clarity of financial disclosures and the degree of conservatism reflected in accounting estimates.

15. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by management, the internal audit function or the independent public accountants.

    PROCESS IMPROVEMENT

16. Maintain regular and separate communication with management, the internal audit function and the independent public accountants regarding the appropriateness of significant accounting principles, practices and judgments used in preparing the Company's consolidated financial statements.

17. Following completion of the annual independent audit, review separately with management and the independent public accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

18. Review any significant disagreement among management, the internal audit function or the independent public accountants in connection with the preparation of consolidated financial statements or reports, or with the preparation of the annual summaries of audit results and recommendations prepared by the internal audit function and the independent public accountants.

19. Periodically review with management, the internal audit function and the independent public accountants the extent to which changes or improvements in financial or accounting practices, as approved by

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IV.  RESPONSIBILITIES AND DUTIES (CONTINUED)
    the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

20. Periodically review accounting, financial, human resources and succession planning within the Company.

    ETHICAL AND LEGAL COMPLIANCE

21. Comply with all applicable rules, requirements and guidelines relating to Audit Committees promulgated by the New York Stock Exchange, the National Association of Securities Dealers, the Pacific Exchange or the SEC.

22. Periodically review and approve Hexcel's Code of Conduct regarding legal and ethical behavior, and assess the degree to which management has established a system to enforce this Code of Conduct.

23. Periodically assess the degree to which management has maintained a proper system for satisfying the Company's legal requirements with respect to the dissemination of consolidated financial reports and other financial information to governmental organizations and the public.

24. Periodically review the activities, organizational structure and qualifications of the internal audit function.

25. Periodically review, with the Company's General Counsel, legal compliance matters including corporate securities trading policies.

26. Review, with the Company's General Counsel, any legal matter that the General Counsel advises the Committee may have a significant impact on the Company's consolidated financial statements.

27. Investigate any matter brought to the Committee's attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in the Committee's judgment, that is appropriate.

28. Perform any other activities consistent with this Charter, the Bylaws and governing law, as the Committee or Board deems necessary or appropriate.

                                      A-4